Exhibit 2.1

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
Dated as of September 12, 2018
by and between
Park National Corporation
and
CAB Financial Corporation

Page

ARTICLE I	DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Other Defined Terms	10
1.3	Other Definitional Provisions	12
ARTICLE II	THE MERGER	13
2.1	The Merger	13
2.2	Closing	13
2.3	Effective Time	13
2.4	Effects of the Merger	13
2.5	Articles of Incorporation and Regulations of the Surviving Corporation	13
2.6	Directors and Officers of the Surviving Corporation	14
2.7	Conversion of Securities	14
2.8	Treatment of CABF Equity Awards	15
2.9	Exchange of CABF Common Stock	16
2.10	Certain Adjustments	20
2.11	Transfer Books; No Further Ownership Rights in CABF Common Stock	20
2.12	Dissenters' Rights	20
2.13	Proxy and Registration Statement	21
2.14	CABF Shareholders' Meeting	21
2.15	Closing Deliveries by CABF	23
2.16	Closing Deliveries by Parent	24
2.17	Bank Merger	24
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF CABF	24
3.1	Organization	25
3.2	Authority; Binding Nature	25
3.3	No Conflicts	26
3.4	Consents and Approvals	26
3.5	Regulatory Matters	26
3.6	Capitalization	27
3.7	Deposits	28
3.8	Subsidiaries	28
3.9	Financial Information	29
3.10	Disclosure	30
3.11	Ordinary Course; Lack of Material Adverse Change	30
3.12	No Undisclosed Liabilities	30
3.13	Taxes	31
3.14	Title to Assets; Real Property	34
3.15	Litigation; Orders	36
3.16	Compliance	36
3.17	Loans	37
3.18	Allowance for Loan Losses	39
3.19	Investment Portfolio	39
3.20	Interest Rate Risk Management Instruments	39

ii

(continued)
Page

3.21	Intellectual Property	39
3.22	Environmental Matters	40
3.23	Material Contracts	41
3.24	Employee Benefit Matters	42
3.25	Labor Relations (Employment Matters)	45
3.26	Related Party Transactions	46
3.27	Insurance	46
3.28	Brokers	46
3.29	Sufficiency of Assets	47
3.30	Unlawful Payments	47
3.31	Reorganization	47
3.32	Information Supplied	47
3.33	Fairness Opinion	47
3.34	Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information	48
3.35	CRA Compliance	48
3.36	Mortgage Banking Business	48
3.37	CABF Information	49
3.38	No Other Representations or Warranties	50
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT	50
4.1	Organization	50
4.2	Authority; Binding Nature	50
4.3	No Conflicts	51
4.4	Consents and Approvals	51
4.5	Regulatory Matters	51
4.6	Deposits	52
4.7	Litigation; Orders	52
4.8	Compliance	52
4.9	Brokers	53
4.10	Capitalization	53
4.11	SEC Filings	53
4.12	Financial Statements	54
4.13	Information Supplied	54
4.14	Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information	54
4.15	CRA Compliance	55
4.16	Tax Representations	55
4.17	Ordinary Course; Lack of Material Adverse Change	55
4.18	Material Contracts	56
4.19	No Other Representations or Warranties	56
ARTICLE V	COVENANTS	56
5.1	Conduct of Business by CABF	56
5.2	Approvals and Filings	60
5.3	Access; Integration of Data Processing; Confidentiality	61
5.4	Notification	62

iii

(continued)
Page

5.5	Public Announcements	62
5.6	No Control of CABF	62
5.7	Employee Benefit Matters	62
5.8	No Solicitation of Transaction	64
5.9	Indemnification; Directors' and Officers' Insurance	65
5.10	Efforts to Consummate; Further Assurances	66
5.11	Title Commitments	67
5.12	CABF Divisional Advisory Board	67
5.13	Employment Agreements	67
5.14	Financial Statements	67
5.15	Tax Matters	67
5.16	Stock Exchange Listing	68
5.17	Litigation and Claims	68
ARTICLE VI	CONDITIONS TO CLOSE	68
6.1	Conditions to Each Party's Obligations	69
6.2	Conditions to Obligations of Parent	69
6.3	Conditions to Obligations of CABF	70
ARTICLE VII	TERMINATION	71
7.1	Termination	71
7.2	Effect of Termination	72
ARTICLE VIII	MISCELLANEOUS	73
8.1	Notices	73
8.2	Entire Agreement	74
8.3	Amendments	74
8.4	Waivers	75
8.5	Binding Effect; Assignment	75
8.6	Governing Law	75
8.7	Consent to Jurisdiction	75
8.8	Waiver of Jury Trial	76
8.9	Severability	76
8.10	Cumulative Remedies; Specific Performance	76
8.11	Expenses	76
8.12	Prevailing Party	76
8.13	Counterparts	77
8.14	Nonsurvival	77

iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This Agreement and Plan of Merger and Reorganization, dated as of September 12, 2018 (“Agreement”), is entered into by and between Park National Corporation, an Ohio corporation (“Parent”), and CAB Financial Corporation, a South Carolina corporation (“CABF”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Parent and CABF have determined that it is in the best interests of their respective entities and shareholders to consummate the business combination transaction provided for herein in which CABF will, subject to the terms and conditions set forth herein, merge with and into Parent, with Parent being the surviving entity (the “Merger”);
WHEREAS, the Board of Directors of CABF has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) approved the execution, delivery and performance by CABF of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that CABF’s shareholders (the “CABF Shareholders”) approve and adopt this Agreement;
WHEREAS, the Board of Directors of Parent has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, Parent and CABF intend for federal income tax purposes that the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code (as defined below) and this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations (as defined below); and
WHEREAS, concurrently with the execution and delivery of this Agreement, the directors and certain executive officers of CABF, in their respective capacities as shareholders, have entered into Voting and Support Agreements with Parent, effective as of the date hereof (each, a “Voting and Support Agreement” and collectively, the “Voting and Support Agreements”).
NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions. As used herein, the following terms shall have the following meanings:
(a)    “401(k) Plan” shall mean the Carolina Alliance Bank 401(k) Plan, Plan No. 001.

(b)    “Acquisition Proposal” shall mean any bona fide proposal or offer for, whether in one transaction or a series of related transactions, a (i) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving CABF, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CABF representing twenty-five percent (25%) or more of the consolidated assets of CABF, (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CABF, or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.
(c)    “Affiliate” shall mean, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. For the purpose of this definition, (i) “control” (including the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise; and (ii) when used in the context of CABF, “Affiliate” shall also mean any Subsidiary, or any entity which together with CABF or any Subsidiary would be deemed a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.
(d)    “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision-of any Applicable Law.
(e)    “Applicable Law” or “Law” shall mean and include (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority or as to which a party, by the nature of its activities, is subject, (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party or as to which a party, by the nature of its activities or otherwise, is subject; (iii) any judicial or administrative interpretation of application of any Applicable Law described in (i) or (ii) above; and (iv) any amendment or revision of any Applicable Law described in (i), (ii) or (iii) above.
(f)     “Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in Ohio or South Carolina, or a day on which commercial banks in Ohio or South Carolina are authorized or required by Applicable Law to close.
(g)    “CABF’s Knowledge” shall mean the actual knowledge of any of John Kimberly, R. Lamar Simpson, Jeff Covington or Laura Austill, or the knowledge that each such individual would ordinarily have after reasonable investigation based on his or her respective position at CABF.
(h)    “CABF Stock Options” shall mean all options granted under a CABF Stock Plan, whether vested or unvested, that are outstanding and unexercised immediately prior to the Effective Time.
(i)    “CABF Stock Plans” shall mean the Carolina Alliance Bank 2017 Equity Incentive Plan, Carolina Alliance Bank 2007 Stock Incentive Plan, Forest Commercial Bank 2008 Incentive Stock Option Plan, Forest Commercial Bank 2008 Nonstatutory Stock Option Plan (all of the foregoing as subsequently amended and assumed by CABF) and all other employee and director equity incentive plans or agreements of CABF as of the date of this Agreement.
(j)    “Charter Documents” shall mean with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.
(k)    “COBRA” shall mean Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state law.
(l)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(m)    “Contract” shall mean any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding on CABF or any of its Subsidiaries.
(n)    “Employee Benefit Plan” shall mean any plan, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which CABF or any of its Affiliates has or may have any liability or whereby CABF and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements, or arrangements.
(o)    “Environmental Law” shall mean all laws, rules, regulations, Orders and decrees of any Governmental Authority relating to (i) pollution, the protection or restoration of the environment (including ambient air, soil, soil gas, surface water, groundwater or subsurface strata) or the protection of human health, including, without limitation, laws relating to the presence or exposure to, or the management, use, release, discharge, leaking, spilling, migration, remediation or disposal of hazardous, toxic or radioactive substances, oils, pollutants, contaminants or other Hazardous Substances into the environment, (ii) the distribution, use, treatment, storage, transport, containment, disposal or arrangement for disposal or handling of such substances, oils, pollutants, contaminants or other Hazardous Substance and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any such substances, oils, pollutants, contaminants or other Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.
(p)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(q)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(r)    “FDIC” shall mean the Federal Deposit Insurance Corporation.
(s)    “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.
(t)    “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.
(u)    “Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.
(v)    “Hazardous Substance” shall mean (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.
(w)    “IRS” shall mean the Internal Revenue Service.

(x)    “Lien” shall mean any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.
(y)    “Material Adverse Change” or “Material Adverse Effect” shall mean any event, change, effect or development that (i) has had or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), results of operations or business of Parent and its Subsidiaries, taken as a whole, or CABF and its Subsidiaries, taken as a whole, as the case may be, (ii) has materially impaired or would reasonably be expected to materially impair the ability of CABF, on the one hand, or Parent, on the other hand, to perform its obligations under this Agreement or otherwise materially impede or delay the consummation of the transactions contemplated by this Agreement or (iii) constitutes, causes or would reasonably be expected to cause, with respect to CABF or any of its Subsidiaries, a Specified Regulatory Action; provided, however, that a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of (A) changes after the date of this Agreement in Applicable Law or in GAAP, Tax laws, regulatory policy or accounting requirements or principles (so long as CABF and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to banking organizations (so long as CABF and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as CABF and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (D) the impact of the public disclosure, pendency or performance of this Agreement or the transactions contemplated hereby, including the impact of the transactions contemplated by this Agreement on relationships with customers and employees, (E) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement (so long as CABF and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), and (F) with respect to CABF, actions taken or omitted to be taken with the prior written consent or at the direction of Parent or as required by this Agreement and any action not taken as a result of the failure of Parent to consent to such action requiring Parent’s consent hereunder, or, with respect to Parent, actions taken or omitted to be taken with the prior written consent of CABF or as required by this Agreement.

(z)    “Material Contract” shall mean any of the following Contracts:
(i)    any lease of real property;
(ii)    any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate payments or obligations of $150,000 or more (other than Contracts for the lease of tangible property entered into by CABF or Carolina Alliance Bank, as lessor, in the ordinary course of business);
(iii)    any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of CABF or its Subsidiaries;
(iv)    any partnership, joint venture or other similar Contract;
(v)    any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);
(vi)    any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by CABF or its Subsidiaries for the borrowing of money or the deferred purchase price of property or its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset);
(vii)    any Contract that creates future payments or obligations in excess of $150,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of sixty (60) days or less;
(viii)    any naming rights, license, franchise or similar Contract;
(ix)    any exclusive dealing or third-party referral agreement imposed on CABF or its Subsidiaries or any Contract that contains express noncompetition or nonsolicitation covenants that limit or purport to limit the freedom of CABF or its Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;
(x)    any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or property of CABF or its Subsidiaries;
(xi)    any memorandum of understanding, consent agreement, stipulation, any commitment letter or other similar Contract with any Governmental Authority; and

(xii)    any Contract constituting a CABF Regulatory Agreement.
(aa)    “Non-Disclosure Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated as of March 8, 2018, by and between Parent and CABF.
(bb)     “NYSE American” shall mean the NYSE American stock exchange (formerly known as NYSE MKT).
(cc)    “OCC” shall mean the Office of the Comptroller of the Currency.
(dd)    “Order” shall mean any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.
(ee)    “Parent Signing Date Share Price” shall mean $110.34, which represents the average closing price of Parent Common Stock as reported on the NYSE American over the twenty (20) consecutive trading day period ending on the third Business Day immediately prior to the date of this Agreement, rounded to the nearest whole cent.
(ff)    “Parent Closing Date Share Price” shall mean the average closing price of Parent Common Stock as reported on the NYSE American over the twenty (20) consecutive trading day period ending on the Business Day immediately prior to the Closing Date, rounded to the nearest whole cent.
(gg)    “Parent’s Knowledge” shall mean the actual knowledge of any of C. Daniel DeLawder, David L. Trautman, Brady T. Burt, Matthew R. Miller and Jeffrey A. Wilson, or the knowledge that each such individual would ordinarily have after reasonable investigation based on his respective position at Parent.
(hh)    “Permit” shall mean any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.
(ii)    “Permitted Lien” shall mean (i) Liens for current taxes and assessments not yet past due, (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and similar Liens arising in the ordinary course of business, and (iii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by CABF of the property subject thereto.
(jj)    “Person” shall mean any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.
(kk)    “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(ll)    “Proxy Statement/Prospectus” shall mean the prospectus in connection with the issuance of shares of Parent Common Stock to the CABF Shareholders pursuant to the Merger, and the proxy statement of CABF relating to the CABF Shareholders’ approval of this Agreement and the Merger, including any amendments or supplements thereto.
(mm)    “Registration Statement” shall mean the registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to Section 2.7, including any amendments or supplements thereto.
(nn)    “Regulatory Agency” shall mean, (i) with respect to CABF and its Subsidiaries, the Federal Reserve, FDIC, South Carolina Secretary, South Carolina Board of Financial Institutions (the “SCBFI”) and any other regulatory agencies with supervisory authority over CABF or its Subsidiaries, (ii) with respect to Parent and its Subsidiaries, the Federal Reserve, Ohio Secretary of State, the OCC and any other regulatory agencies with supervisory authority over Parent or its Subsidiaries.
(oo)    “Regulatory Approval” shall mean the (i) the filing of applications, filings and notices, as applicable, with the NYSE American by Parent, (ii) the filing with the SEC of the Registration Statement, which will include the Proxy Statement/Prospectus, by Parent and the declaration of effectiveness of the Registration Statement by the SEC, (iii) the filing of the Certificates of Merger, (iv) approval of the Federal Reserve, OCC, SCBFI and any other regulatory agency which is required to consummate the transactions contemplated hereby and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE American.
(pp)    “Related Party” shall mean: (i) any Person that serves as a director or executive officer of CABF or any of its Subsidiaries as of the date of this Agreement, (ii) any Person controlled by a Person described in (i) above (other than CABF or its Subsidiaries), (iii) any trust of which a Person described in (i) above is grantor, and (iv) any member of the Immediate Family of any Person described in (i) above. For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children; and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.
(qq)    “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the soil, surface water or groundwater.
(rr)    “Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including, without limitation, legal counsel, accountants and financial advisors.
(ss)    “SEC” shall mean the United States Securities Exchange Commission or any successor thereof.
(tt)    “Securities Act” shall mean the Securities Act of 1933, as amended.
(uu)    “Specified Regulatory Action” means, with respect to CABF and any of its Subsidiaries, except for matters set forth in the CABF Disclosure Schedule, the imposition by any Regulatory Agency or other Governmental Authority of a CABF Regulatory Agreement.
(vv)    “Subsidiary” and “Significant Subsidiary” shall have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.
(ww)    “Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that CABF’s Board of Directors determines in its good faith judgment, after consultation with its financial advisors and legal counsel, (i) would, if consummated, result in the acquisition of not less than fifty percent (50%) of the issued and outstanding shares of CABF Common Stock or all, or substantially all, of the assets of CABF and its Subsidiaries on a consolidated basis; and (ii) would result in a transaction that (A) involves consideration to the holders of CABF Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the CABF Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, (B) is, in light of the other terms of such proposal, more favorable to CABF Shareholders than the Merger and the transactions contemplated by this Agreement, and (C) is reasonably likely to be completed on the terms proposed, in the case of each of (A), (B) and (C), above, taking into account all legal, financial, regulatory and other aspects of the proposal.
(xx)    “Tax” or “Taxes” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever imposed by a Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not.
(yy)    “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto and including any amendment thereof.

(zz)    “Treasury Regulations” means the final or temporary regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
([[)    “WARN ACT” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
1.2    Other Defined Terms. The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
Adjusted Stock Option	2.8(a)
Adverse Recommendation Change	2.14(b)
Agreement	First Paragraph
Appraisal Shares	2.12
Audited Financial Statements	3.9(a)
Balance Sheet	3.9(a)
Balance Sheet Date	3.9(a)
Bank Merger	2.17
Bank Merger Agreement	2.17
Bank Merger Certificates	2.17
BHC Act	3.1
Book Entry Shares	2.9(b)
CABF	First Paragraph
CABF Common Stock	2.7(a)
CABF Disclosure Schedule	Article III
CABF Equity Awards	2.8(b)
CABF Exercisable Option	2.8(a)
CABF Recommendation	2.14(a)
CABF Regulatory Agreement	3.5
CABF Restricted Stock Award	2.8(b)
CABF Shareholders	Recitals
CABF Shareholders’ Meeting	2.14(a)
Call Reports	3.9(a)
Carolina Alliance Bank	2.17
Certificate	2.9(b)
Certificates of Merger	2.3
Closing	2.2

Defined Term	Section Reference
Closing Date	2.2
Closing Date Plan Year	5.7(d)
Continuing Employee	5.7(a)
CRA	3.35
Disclosure Schedules	Article IV
Discontinued Employee	5.7(c)
DOL	3.24(a)
Effective Time	2.3
Equity Award Exchange Ratio	2.8(a)
Exchange Agent	2.9(a)
Exchange Agent Agreement	2.9(a)
Exchange Fund	2.9(a)
Exchange Ratio	2.7(a)
Excluded Shares	2.7(c)
Financial Statements	3.9(a)
Indemnitees	5.9(a)
Immediate Family	1.1(pp)
Intellectual Property	3.21
Interim Balance Sheet	3.9(a)
Interim Balance Sheet Date	3.9(a)
Interim Financial Statements	3.9(a)
Leased Property	3.14(c)
Leases	3.14(c)
Loans	3.17(a)
Materially Burdensome Regulatory Condition	5.2(a)
Merger	Recitals
Merger Consideration	2.7(a)
Net Share	2.8(a)
Notice of Recommendation Change	2.14(b)(iii)
OGCL	2.4
Ohio Secretary	2.3
Option Cancellation Agreements	2.8(a)
OREO	3.14(b)
Owned Real Property	3.14(b)
Parent	First Paragraph
Parent Common Stock	2.4

Defined Term	Section Reference
Parent Plans	5.7(d)
Parent SEC Filings	4.11
Park Disclosure Schedule	Article IV
Park National	2.17
Per Share Cash Consideration	2.7(a)
Real Property	3.14(c)
SCBCA	2.4
SCBFI	1.1(nn)(i)
Shares	3.6(a)
South Carolina Secretary	2.3
Surviving Corporation	2.1
Termination Fee	7.2(b)
Voting and Support Agreements	Recitals

1.3    Other Definitional Provisions.
(a)    All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated therein or the context otherwise requires.
(b)    Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)    As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.
(d)    Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.
(e)    The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words appear.
(f)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include and mean any successor statute or regulation, or Governmental Authority, as the case may be.
(g)    Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement.

(h)    When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
ARTICLE II
THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, CABF shall merge with and into Parent. Parent shall be the surviving entity (hereinafter referred to for the period at and after the Effective Time as the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the laws of the state of Ohio under the name “Park National Corporation.” Upon consummation of the Merger, the separate legal existence of CABF shall terminate.
2.2    Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, at the offices of Squire Patton Boggs (US) LLP, 201 East Fourth Street, Suite 1900, Cincinnati, Ohio 45202, on a date to be specified by the parties, which date shall be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.
2.3    Effective Time. The Merger shall become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of South Carolina (the “South Carolina Secretary”) and the certificate of merger to be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”), respectively, on or before the Closing Date (collectively, the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.
2.4    Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the South Carolina Business Corporation Act of 1988, as amended (“SCBCA”), and the Ohio General Corporation Law (“OGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of CABF shall vest in the Surviving Corporation, and all debts, liabilities and duties of CABF shall become the debts, liabilities and duties of the Surviving Corporation. At and after the Effective Time, each share of common stock, without par value, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent and shall not be affected by the Merger.
2.5    Articles of Incorporation and Regulations of the Surviving Corporation. The articles of incorporation of Parent, as in effect immediately prior to the Effective Time, shall become and remain the articles of incorporation of the Surviving Corporation until amended in accordance with applicable laws. The regulations of Parent, as in effect immediately prior to the Effective Time, shall become and remain the regulations of the Surviving Corporation until amended in accordance with applicable laws.

2.6    Directors and Officers of the Surviving Corporation. As of the Effective Time:
(a)    The directors of the Surviving Corporation shall be the directors of Parent immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Corporation until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.
(b)    The executive officers of the Surviving Corporation shall be the executive officers of Parent immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and regulations of the Surviving Corporation.
2.7    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, CABF or the holder of any of the following securities:
(a)    Subject to Section 2.9(e), each share of CABF’s common stock, par value $1.00 per share (collectively, the “CABF Common Stock”), except for Excluded Shares and Appraisal Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:
(i)    0.1378 shares of (the “Exchange Ratio”) of Parent Common Stock; and
(ii)    $3.80 in cash (the “Per Share Cash Consideration”) (the consideration described in clauses (i) and (ii), the “Merger Consideration”).
(b)    Cancellation of Shares. Shares of CABF Common Stock, when converted in accordance with Section 2.7(a), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of CABF Common Stock previously represented thereby (i) the consideration set forth in Section 2.7(a), (ii) any dividends or other distributions in accordance with Section 2.9(c), and (iii) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 2.9(e), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.9.
(c)    Treasury Stock; Excluded Shares. All shares of CABF Common Stock held by CABF as treasury shares or by Parent or by any wholly-owned Subsidiary of Parent or CABF immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent, CABF or any wholly-owned Subsidiary of Parent or CABF in respect of a debt previously contracted) shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).
2.8    Treatment of CABF Equity Awards.
(a)    At the Effective Time (i) each CABF Stock Option that has an exercise price per share that is less than $19.00 (a “CABF Exercisable Option”) shall be canceled and converted automatically into the right to receive (without interest) the Merger Consideration payable pursuant to Section 2.7 in respect of the Net Share amount with respect to such CABF Stock Option, less applicable Tax withholdings, and treating the Net Shares in the same manner as all other shares of CABF Common Stock for such purposes and (ii) each CABF Stock Option that has an exercise price per share that is greater than or equal to $19.00 shall be assumed and converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such CABF Stock Option immediately prior to the Effective Time (including vesting terms), the number of shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the product of (A) the number of shares of CABF Common Stock subject to such CABF Stock Option immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of CABF Common Stock subject to such CABF Stock Option immediately prior to the Effective Time, by (2) the Equity Award Exchange Ratio. Prior to the Effective Time, CABF shall enter into option cancellation agreements (the “Option Cancellation Agreements”) with all holders of CABF Exercisable Options granted pursuant to the CABF Stock Plans, each in a form mutually agreed upon by CABF and Parent, and shall take all such further action as is necessary to allow the CABF Exercisable Options to be cancelled and converted into the Merger Consideration. For purposes of this Agreement, “Net Share” shall mean, with respect to a CABF Stock Option, the quotient obtained by dividing (i) the product of (x) the excess, if any, of $19.00 over the per share exercise price of such CABF Stock Option multiplied by (y) the number of shares of CABF Common Stock subject to such CABF Stock Option, by (ii) $19.00. Furthermore, for purposes of this Agreement, “Equity Award Exchange Ratio” shall mean the sum of (i) the Exchange Ratio and (ii) the quotient (rounded to four decimal places) obtained by dividing the Per Share Cash Consideration by the Parent Signing Date Share Price.
(b)    Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a share of CABF Common Stock subject to vesting, repurchase or other lapse restriction granted under a CABF Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “CABF Restricted Stock Award” and, together with the CABF Stock Options, the “CABF Equity Awards”) shall fully vest (with any performance-based vesting condition applicable to such CABF Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.7 on the shares of CABF Common Stock underlying such

CABF Restricted Stock Award, treating the shares of CABF Common Stock subject to such CABF Restricted Stock Award in the same manner as all other shares of CABF Common Stock for such purposes. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the CABF Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law.
(c)    Parent shall take all corporate action necessary to issue a sufficient number of shares of Parent Common Stock with respect to the settlement of CABF Equity Awards contemplated by this Section 2.8. Immediately following the Effective Time, to the extent required by the SEC, Parent shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Adjusted Stock Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Stock Options remain outstanding.
(d)    Each holder of a CABF Equity Award converted into the right to receive the Merger Consideration that would have otherwise been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares to be delivered to such holder pursuant to Section 2.7 and this Section 2.8) shall receive, in lieu thereof and upon surrender thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional part of a share of Parent Common Stock (rounded to the nearest ten-thousandth when expressed in decimal form) multiplied by the Parent Closing Date Share Price.
(e)    At or prior to the Effective Time, CABF, the Board of Directors of CABF and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.8.
2.9    Exchange of CABF Common Stock.
(a)    Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions, Inc. and/or such other agent as determined by Parent and reasonably acceptable to CABF (the “Exchange Agent”), for the benefit of the holders of shares of CABF Common Stock and for exchange in accordance with this ARTICLE II through the Exchange Agent, sufficient cash and Parent Common Stock to make all deliveries of cash and Parent Common Stock as required by this ARTICLE II, pursuant to an exchange agent agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”) in a form reasonably acceptable to Parent and CABF. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.9(c) and to make payments in lieu of fractional shares pursuant to Section 2.9(e). Any cash and Parent Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.9(c) and fractional shares in accordance with Section 2.9(e)) shall hereinafter be referred to as the “Exchange Fund”.

The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of CABF Common Stock and CABF Equity Awards pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that (i) such investments shall be in obligations, funds or accounts customary (including with respect to liquidity) for transactions of the type contemplated by this Agreement, and (ii) no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of CABF Common Stock or holders of CABF Equity Awards. Any interest and other income resulting from such investments shall be paid to Parent. Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.
(b)    Exchange Procedures. As promptly as practicable after the Effective Time and in no event more than ten (10) calendar days after the Effective Time, Parent shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of CABF Common Stock that has been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to this ARTICLE II (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of CABF Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”), and shall be in customary form as directed by Parent and reasonably acceptable to CABF), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of CABF Common Stock represented thereby. Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.7(a), (A) the aggregate number of shares of Parent Common Stock to which such holder of CABF Common Stock shall have become entitled to receive in accordance with, and subject to, Section 2.7(a) and (B) a check or wire of immediately available funds in the amount equal to the aggregate amount of cash that such holder has the right to receive in respect of (i) the aggregate Per Share Cash Consideration which such holder has the right to receive in respect of the surrendered Certificates or Book Entry Shares in accordance with, and subject to, Section 2.7(a), and (ii) dividends and other distributions pursuant to Section 2.9(c) and cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.9(e). No interest shall be paid or accrued on any Merger Consideration. The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver certificated or book entry shares of Parent Common Stock and/or the Per Share Cash Consideration (or any cash in lieu of fractional shares) to which a holder of Parent Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificates or Book Entry Shares representing the shares of CABF Common Stock for exchange as provided in this Section 2.9, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Parent. In the event of a transfer of ownership of shares of CABF Common Stock which is not registered in the transfer records of CABF, the Merger Consideration payable in respect of such shares of CABF Common Stock may be paid to a transferee if the Certificate representing such shares of CABF Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Subject to the terms of this Agreement, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the letters of transmittal and compliance by any CABF Shareholder or any holder of a CABF Equity Award with the requirements set forth herein, (ii) the method of issuance and delivery of Parent Common Stock, either certificated or in book entry, into which shares of CABF Common Stock are converted in the Merger and (iii) the method of payment of cash into which shares of CABF Common Stock are converted in the Merger and cash in lieu of fractional shares of Parent Common Stock.
(c)    Distributions with Respect to Unexchanged CABF Common Stock. No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificates or Book Entry Shares until the holder thereof shall surrender such Certificates or Book Entry Shares in accordance with this ARTICLE II. After the surrender of a Certificate or Book Entry Share in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Stock which the shares of CABF Common Stock represented by such Certificate or Book Entry Share have been converted into the right to receive.
(d)    Further Rights in CABF Common Stock. The Merger Consideration issued upon conversion of a share of CABF Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.9(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of CABF Common Stock.
(e)    Fractional Shares. No certificates or scrip or Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of CABF Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the Parent Closing Date Share Price by (ii) the fraction of a share of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.7 hereof.
(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of CABF Common Stock after one hundred eighty (180) days following the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any former holders of CABF Common Stock (other than Appraisal Shares) who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of CABF Common Stock. Any amounts remaining unclaimed by holders of shares of CABF Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto.
(g)    No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of CABF Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar law.
(h)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to Parent and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of CABF Common Stock represented by such Certificate.
(i)    Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the applicable Merger Consideration, any cash in lieu of fractional shares of CABF Common Stock, any cash dividends or distributions payable pursuant to this Section 2.9 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of CABF Common Stock or CABF Equity Awards such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of CABF Common Stock or CABF Equity Awards in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

(j)    Book Entry. All shares of Parent Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates; provided that Parent may issue any of such shares in physical form at its sole discretion.
2.10    Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock or CABF Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, the Merger Consideration will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.
2.11    Transfer Books; No Further Ownership Rights in CABF Common Stock. At the Closing Date, the stock transfer books of CABF shall be closed and thereafter there shall be no further registration of transfers of shares of CABF Common Stock on the records of CABF, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of CABF Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, bona fide Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE II.
2.12    Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of CABF Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder of such shares shall have (i) not voted in favor of the Merger nor consented thereto in writing, (ii) properly complied with the provisions of the SCBCA as to dissenters’ rights and any other Applicable Law and (iii) not effectively withdrawn or lost such holder’s rights to dissent/appraisal (each, an “Appraisal Share”), if any, shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.7, but instead at the Effective Time shall become the right to payment, solely from the Surviving Corporation, of the fair value of such shares in accordance with the provisions of the SCBCA. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder (A) fails to perfect or otherwise shall waive, withdraw or lose the right to dissent/appraisal under the SCBCA, (B) fails to establish his entitlement to dissent/appraisal rights as provided in the SCBCA, or (C) fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the SCBCA or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the SCBCA, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the SCBCA shall be forfeited and cease and if such forfeiture shall occur following the Closing Date, each of such holder’s Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration pursuant to Section 2.7. CABF shall deliver prompt notice to Parent of any exercise of dissenters’ rights or demands for appraisal of any shares of CABF Common Stock and provide Parent with the opportunity to participate in all negotiations and proceedings with respect to exercise of dissenter’s rights or demands for appraisal under the SCBCA. Prior to the Effective Time, CABF shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
2.13    Proxy and Registration Statement. As promptly as reasonably practicable following the date of this Agreement, Parent and CABF shall prepare the Registration Statement on Form S-4 or other applicable form, which Parent shall file with the SEC and will include the Proxy Statement/Prospectus. Each of Parent and CABF shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. CABF will cause the Proxy Statement/Prospectus to be mailed to CABF Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Common Stock in the Merger, and CABF shall furnish all information concerning CABF and the holders of CABF Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. Parent will advise CABF promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or CABF, or any of their respective affiliates, officers or directors, is discovered by Parent or CABF which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to CABF Shareholders.
2.14    CABF Shareholders’ Meeting.
(a)    CABF shall take all action necessary in accordance with Applicable Law and CABF’s current articles of incorporation and bylaws to duly give notice of, convene and hold a meeting of its shareholders (the “CABF Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purposes of obtaining the approval of CABF Shareholders to adopt this Agreement. The Board of Directors of CABF has resolved to recommend to CABF Shareholders that they approve this Agreement and CABF shall, acting through its Board of Directors, (x) recommend that CABF Shareholders adopt this Agreement (the “CABF Recommendation”), (y) include the CABF Recommendation in the Proxy Statement/

Prospectus and (z) use reasonable best efforts to solicit from CABF Shareholders proxies in favor of the adoption of this Agreement, including by communicating to CABF Shareholders the recommendation of the Board of Directors of CABF that they approve this Agreement, and by taking all other action necessary or advisable to secure the affirmative vote or consent of CABF Shareholders required by Applicable Law, except to the extent CABF’s Board of Directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. CABF agrees that it has an unqualified obligation to submit this Agreement to CABF Shareholders at the CABF Shareholders’ Meeting, including after any Adverse Recommendation Change.
(b)    Neither CABF’s Board of Directors nor any committee thereof shall, except as expressly permitted by this Section 2.14(b), (x) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent, the CABF Recommendation or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, CABF’s Board of Directors may make an Adverse Recommendation Change (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of CABF may communicate the basis for such Adverse Recommendation Change to the shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law, if and only if:
(i)    CABF’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that it has received an unsolicited bona fide Acquisition Proposal (that did not result from a breach of Section 5.8) that is a Superior Proposal and such Superior Proposal has not been withdrawn;
(ii)    CABF’s Board of Directors determines in good faith, after consultation with outside legal counsel, that a failure to accept such Superior Proposal would be reasonably likely to result in CABF’s Board of Directors breaching its fiduciary duties to CABF and the CABF Shareholders under Applicable Law;
(iii)    CABF’s Board of Directors provides written notice (a “Notice of Recommendation Change”) to Parent of its receipt of the Superior Proposal and its intent to withdraw the CABF Recommendation on the fifth (5th) Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation) and identifying the Person or Persons making such Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five (5) Business Day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three (3) Business Days following the giving of such new Notice of Recommendation Change);
(iv)    after providing such Notice of Recommendation Change, CABF shall negotiate in good faith with Parent (if requested by Parent) and provide Parent reasonable opportunity during the subsequent five (5) (or three (3), as applicable) Business Day period to make such adjustments in the terms and conditions of this Agreement as would enable CABF’s Board of Directors to proceed without an Adverse Recommendation Change; provided, however, that (A) Parent shall not be required to propose any such adjustments, and (B) no Adverse Recommendation Change shall be made by CABF’s Board of Directors nor any committee thereof if Parent shall have offered to adjust, modify or amend the terms of this Agreement to provide for substantially identical terms and conditions as Superior Proposal; and
(v)    CABF’s Board of Directors, following such five (5) (or three (3), as applicable) Business Day period, again determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to violate their fiduciary duties to CABF and the CABF Shareholders under Applicable Law.
2.15    Closing Deliveries by CABF. At the Closing, CABF shall deliver or cause to be delivered to Parent:
(a)    a certificate of the Secretary of CABF and Carolina Alliance Bank, dated as of the Closing Date, certifying to: (i) the charter documents of CABF and Carolina Alliance Bank; (ii) resolutions of the Board of Directors of CABF and Carolina Alliance Bank approving the Merger and the Bank Merger, as well as the execution, delivery and performance of this Agreement and the Bank Merger Agreement; (iii) incumbency and signatures of the officers of CABF and Carolina Alliance Bank executing this Agreement and the Bank Merger Agreement and any other certificate or document delivered by CABF or Carolina Alliance Bank in connection with this Agreement or the Bank Merger Agreement and (iv) action by CABF Shareholders holding the requisite voting power under its Charter Documents and Applicable Law approving the Merger and the execution, delivery and performance of this Agreement;
(b)    a certificate, dated as of the Closing Date and signed by a duly authorized officer of CABF, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;
(c)    a certificate that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), duly executed by an authorized officer of CABF, confirming that CABF is not and has never been a United States real property holding corporation;
(d)    each Option Cancellation Agreement duly executed by CABF and each holder of CABF Exercisable Options granted pursuant to the CABF Stock Plans; and
(e)    each of those documents specified in Schedule 2.15(e) of the CABF Disclosure Schedule and such other documents as Parent reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

2.16    Closing Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered to CABF:
(a)    a certificate of the Secretary of Parent and Park National, dated as of the Closing Date, certifying to the: (i) resolutions of the Board of Directors of Parent approving the Merger and the Bank Merger and the execution, delivery and performance of this Agreement and the Bank Merger Agreement, (ii) resolutions of the Board of Directors of Park National approving the Bank Merger and the execution, delivery and performance of the Bank Merger Agreement; and (iii) incumbency and signatures of the officers of Parent executing this Agreement, the Bank Merger Agreement, any other certificate or document delivered by Parent in connection with this Agreement or the Bank Merger Agreement;
(b)    a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and
(c)    such other documents as CABF reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.
2.17    Bank Merger. Subsequent to the Effective Time, Carolina Alliance Bank (“Carolina Alliance Bank”), a South Carolina state chartered bank and a wholly-owned Subsidiary of CABF, will merge (the “Bank Merger”) with and into The Park National Bank (“Park National”), a national banking association and a wholly-owned Subsidiary of Parent. Park National shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Carolina Alliance Bank shall cease. The parties agree that the Bank Merger shall become effective at a time after the Effective Time as determined by the Board of Directors of the Surviving Corporation. On the date of this Agreement, Park National and Carolina Alliance Bank entered into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”). CABF shall cause Carolina Alliance Bank, and Parent shall cause Park National, to execute such articles of merger, certificates of merger, articles of combination, resolutions, and such other documents and certificates as are necessary to cause the Bank Merger to become effective (collectively, the “Bank Merger Certificates”) following the Effective Time at a time determined by the Surviving Corporation pursuant to this Section 2.17.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CABF
CABF hereby makes the following representations and warranties to Parent, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), except as set forth in the written disclosure schedule delivered by CABF to Parent (the “CABF Disclosure Schedule”). Such CABF Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III, and the disclosures in any section or subsection of the CABF Disclosure Schedule shall qualify other sections and subsections in this ARTICLE III only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1    Organization. CABF is a corporation duly organized and validly existing under the laws of the State of South Carolina, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). CABF has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CABF is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CABF. True and complete copies of CABF’s Charter Documents, as in effect as of the date of this Agreement, have previously been made available by CABF to Parent.
3.2    Authority; Binding Nature.
(a)    CABF and Carolina Alliance Bank have all requisite power and authority to enter into this Agreement and the Bank Merger Agreement, respectively, to perform their respective obligations hereunder and under the Bank Merger Agreement and to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement. The execution, delivery and performance by CABF and Carolina Alliance Bank of this Agreement and the Bank Merger Agreement, respectively, and the consummation by CABF and Carolina Alliance Bank of the transactions contemplated by this Agreement and the Bank Merger Agreement, have been duly and validly approved by the Board of Directors of CABF and Carolina Alliance Bank. Subject to the CABF Shareholders’ approval as contemplated by Section 6.2(c), and the adoption and approval of the Bank Merger Agreement by Carolina Alliance Bank and CABF as its sole shareholder, no other corporate proceedings on the part of CABF or Carolina Alliance Bank are necessary to authorize this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement. This Agreement has been duly executed and delivered by CABF and constitutes (assuming due authorization, execution and delivery by Parent) the legal, valid and binding obligations of CABF enforceable against CABF in accordance with its terms, except as such enforceability may be limited by the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). CABF, as the sole shareholder of Carolina Alliance Bank, has approved, or shall promptly hereafter approve, the Bank Merger Agreement, and the Bank Merger Agreement has been, or promptly hereafter shall be, duly executed by Carolina Alliance Bank.
(b)    CABF and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “shareholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of South Carolina to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement. CABF and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
3.3    No Conflicts. The execution, delivery and performance of this Agreement by CABF, and the consummation of the transactions contemplated hereby, including the Bank Merger, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of CABF or any of its Subsidiaries, (b) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to CABF or any of its Subsidiaries, (y) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Material Contract, or by which any of their respective assets or properties may be bound, or (z) result in the creation or imposition of any Lien on any of the assets of CABF or its Subsidiaries.
3.4    Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the approval by CABF Shareholders of the Merger and the execution, delivery and performance of this Agreement, and (iii) and such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 3.4 of the CABF Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of CABF or Carolina Alliance Bank is required in connection with the execution, delivery and performance by CABF of this Agreement, and the consummation of the transactions contemplated hereby, including each of the Merger and the Bank Merger. CABF is unaware of any facts or circumstances which might prevent CABF from obtaining or effecting any of the authorizations, consents or approvals provided for in subsections (i), (ii) or (iii) of this paragraph.
3.5    Regulatory Matters. CABF and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2015 with (i) the FDIC; (ii) the Federal Reserve; (iii) the SCBFI and any predecessor agency; (iv) any other applicable bank regulatory agencies and (v) any other applicable Governmental Authority and have paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither CABF nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2015, has been ordered to pay any civil money penalty by, or since January 1, 2015, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “CABF Regulatory Agreement”), nor has CABF or any of its Subsidiaries been advised since January 1, 2015 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such CABF Regulatory Agreement. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority relating to CABF or any of its Subsidiaries. No Regulatory Agency or other Governmental Authority has initiated or has pending any proceeding or, to CABF’s Knowledge, investigation into the business or operations of CABF or any of its Subsidiaries since January 1, 2015, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Authority with respect to the business, operations, policies or procedures of CABF or any of its Subsidiaries since January 1, 2015, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CABF. CABF is not aware of any reason why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.2(a)(i).
3.6    Capitalization.
(a)    The authorized capital stock of CABF consists of (i) 20,000,000 common shares, $1.00 par value per share, 7,245,348 of which are issued and outstanding (including 19,200 shares issued in respect of CABF Restricted Stock Awards) and of which no shares are held in treasury, and (ii) 10,000,000 preferred shares, $1.00 par value per share, none of which are issued and outstanding. The above common shares (the “Shares”) constitute all of the issued and outstanding capital stock of CABF as of the date of this Agreement. The Shares have been duly authorized, validly issued and are fully paid and nonassessable. None of the Shares have been issued or disposed of in violation of any preemptive rights of any Person. As of the date of this Agreement, 441,766 Shares were reserved for issuance upon the exercise of outstanding CABF Stock Options and 609,750 Shares were available for future grants of equity awards under CABF Stock Plans. CABF has furnished to Parent a true, complete copy of any CABF Stock Plan, and Schedule 3.6(a) of the CABF Disclosure Schedule sets forth a complete and accurate list of all participants in any such CABF Stock Plan as of the date hereof and identifies the number of Shares subject to CABF Stock Plans held by each participant therein, the exercise price or prices of any CABF Equity Award, if applicable, and the dates each CABF Equity Award was granted, becomes exercisable (if applicable) and expires (if applicable). Except as disclosed in Schedule 3.6(a) of the CABF Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of CABF or any of its Subsidiaries are issued or outstanding. CABF has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates. All outstanding shares or ownership interests of Carolina Alliance Bank are validly issued, fully paid and nonassessable and directly and wholly owned by CABF free and clear of any Liens other than Permitted Liens.
(b)    Except as disclosed in Schedule 3.6(b) of the CABF Disclosure Schedule, there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating CABF or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of CABF, or any securities exchangeable for or convertible into the capital stock of CABF, (ii) contractual obligations of CABF or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of CABF or its Subsidiaries, or (iii) proxies, voting agreements (except for the Voting and Support Agreements), voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the Shares. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by CABF and are outstanding.
(c)    No Subsidiary of CABF owns any capital stock of CABF.
3.7    Deposits. The deposit accounts of Carolina Alliance Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Carolina Alliance Bank, and Carolina Alliance Bank’s records accurately reflect such accrual of interest. Except as disclosed on Schedule 3.7 of the CABF Disclosure Schedule, the deposit accounts of Carolina Alliance Bank have been originated and administered in accordance with the terms of the respective governing documents and in compliance with all Applicable Laws. Neither CABF nor Carolina Alliance Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Carolina Alliance Bank. There is no action by the FDIC to terminate Carolina Alliance Bank’s deposit insurance and Carolina Alliance Bank has not received any written claim or notice threatening action alleging any of the foregoing.
3.8    Subsidiaries.
(a)    Schedule 3.8(a) of the CABF Disclosure Schedule sets forth a true and complete list of each Subsidiary of CABF. Each Subsidiary of CABF (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CABF or any Subsidiary of CABF and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of CABF to pay dividends or distributions except for restrictions imposed by Applicable Law and except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.
(b)    Other than as set forth on Schedule 3.8(b) of the CABF Disclosure Schedule, there are no corporations, partnerships, limited liability companies, associations or other entities in which CABF owns any equity or other interest. All outstanding shares or ownership interests of CABF’s Subsidiaries are validly issued, fully paid and nonassessable and wholly owned, directly or indirectly, by CABF free and clear of any Liens other than Permitted Liens.
3.9    Financial Information.
(a)    Copies of (i) CABF’s consolidated audited financial statements including the financial information of CABF as of December 31, 2017, 2016 and 2015 and the related statements of operations and changes in shareholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements including the balance sheet of CABF as of June 30, 2018 and the related statement of operations and changes in shareholders’ equity for the six-month period then ended (the “Interim Financial Statements”) and (ii) the Consolidated Reports of Condition and Income of Carolina Alliance Bank that were filed by Carolina Alliance Bank in 2018, 2017 and 2016 that are publicly available (“Call Reports”) ((i) and (ii) collectively, the “Financial Statements”) have previously been made available to Parent. The balance sheet of CABF as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The balance sheet of CABF as of June 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”
(b)    Subject to the assumptions and qualifications set forth therein, the Financial Statements, when read together, present fairly, in all material respects, the financial position of CABF, at their dates and the results of operations and changes in shareholders’ equity of CABF for the periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. All Call Reports required to be filed by Carolina Alliance Bank within the twenty four (24) months preceding the date hereof have been filed on a timely basis. As of their respective filing dates, the Call Reports complied in all material respects with all statutes and applicable rules and regulations of any applicable governmental agency or body, as the case may be.
(c)    Except as set forth in the Financial Statements or on any schedules hereto, neither CABF nor its Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person (other than debts or obligations of CABF or its Subsidiaries). Neither CABF nor its Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a Person.
(d)    The records, systems, controls, data and information of CABF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of CABF or its Subsidiaries or accountants (including all means of access thereto and therefrom). CABF and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and Applicable

Law. None of CABF, or its Subsidiaries, or to CABF’s Knowledge, any director, officer, employee, agent or other person acting on behalf of CABF or any of its Subsidiaries, has made any fraudulent entry on the books or records of CABF or any of its Subsidiaries. Neither of CABF nor any of its Subsidiaries nor, to CABF’s Knowledge, any director, senior executive officer, or auditor independent accountant of CABF or its Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of CABF or any Subsidiary of CABF or their respective internal accounting controls.
(e)    CABF and its Subsidiaries have (i) implemented and at all times maintained disclosure controls and procedures to ensure that material information relating to CABF and its Subsidiaries is made known to the chief executive officer and the chief financial officer of CABF by others within those entities, and (ii) disclosed, based on the most recent evaluation prior to the date of this Agreement, to CABF outside auditors and the audit committee of CABF’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect CABF’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CABF’s internal controls over financial reporting.
3.10    Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the CABF Disclosure Schedule, furnished to Parent pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which such statements were made, not misleading.
3.11    Ordinary Course; Lack of Material Adverse Change. From the Balance Sheet Date through the Closing Date, except as reflected in the Interim Financial Statements or as set forth in Schedule 3.11 of the CABF Disclosure Schedule, CABF and its Subsidiaries have operated only in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Change in CABF or its Subsidiaries. Except as set forth in Schedule 3.11 of the CABF Disclosure Schedule, there has been no action taken by CABF or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required Parent’s consent if CABF had been subject to Section 5.1 at such time.
3.12    No Undisclosed Liabilities. Neither CABF nor its Subsidiaries has any material liability or obligation (whether absolute, accrued, contingent or otherwise), except for (i) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (ii) those liabilities incurred in the ordinary course of business consistent with past practice from the Balance Sheet Date through the date of this Agreement, (iii) those liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (iv) those liabilities and obligations, if any, set forth in Schedule 3.12 of the CABF Disclosure Schedule.

3.13    Taxes.
(a)    (i) All federal and state income Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by CABF or its Subsidiaries have been or will be timely filed (taking into account all applicable extensions) on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing before the Closing Date by CABF or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by CABF to Parent and adequately reserved for in the Financial Statements. Neither CABF nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)    To CABF’s Knowledge, no authority is contemplating assessing any additional Taxes for any periods for which a Tax Return has been filed. No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to CABF or any of its Subsidiaries. Neither CABF nor its Subsidiaries has received in writing from any federal, state, local or non-U.S. taxing authority (including jurisdictions where CABF or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against CABF or any of its Subsidiaries. Schedule 3.13(b) of the CABF Disclosure Schedule lists all Tax Returns filed by CABF and its Subsidiaries for taxable periods ended on or after December 31, 2015, and indicates those Tax Returns that have been audited. Parent has received correct and complete copies of all material federal and state Tax Returns, or been provided access to correct and complete copies of all such Tax Returns, filed by CABF for taxable periods ended on or after December 31, 2015, and have received all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by CABF with respect to those taxable periods.
(c)    There are no material Liens on CABF’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Financial Statements.

(d)    Neither CABF nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.
(e)    CABF and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(f)    Except as listed on Schedule 3.13(f) of the CABF Disclosure Schedule, neither CABF nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement. Neither CABF nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was CABF); or (ii) has any liability for Taxes of any Person (other than CABF or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise. Any Tax allocation or sharing agreement that is listed on Schedule 3.13(f) of the CABF Disclosure Schedule will be terminated as of the day of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year). As of the Closing Date, CABF and its Subsidiaries shall have no further liability or claim under such Tax allocation or sharing agreements.
(g)    Except as listed on Schedule 3.13(g) of the CABF Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which CABF or any Subsidiary of CABF is a party and that could be treated as a partnership for federal income Tax purposes.
(h)    Neither CABF nor any Subsidiary of CABF has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.
(i)    No claim has been made in the last five (5) years by a taxing authority in a jurisdiction where CABF or any Subsidiary of CABF does not file Tax Returns that CABF (or such Subsidiary) is or may be subject to taxation by that jurisdiction.
(j)    Neither CABF nor any Subsidiary of CABF has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(k)    Neither CABF nor any Subsidiary of CABF is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)    Neither CABF nor any Subsidiary of CABF participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.
(m)    Neither CABF nor any Subsidiary of CABF has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). CABF and each Subsidiary of CABF have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.
(n)    No gain recognition agreements have been entered into by either CABF or any Subsidiary of CABF, and, except as listed on Schedule 3.13(n) of the CABF Disclosure Schedule, neither CABF nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the IRS (or any comparable ruling from any other taxing authority).
(o)    Neither CABF nor any Subsidiary of CABF is or has at any time been (i) a “controlled foreign corporation” as defined by Section 957 of the Code; (ii) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (iii) a “passive foreign investment company” nor has CABF or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Sections 1296 or 1297 of the Code.
(p)    CABF and each Subsidiary of CABF is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.
(q)    Except as listed on Schedule 3.13(q) of the CABF Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the payment of any amount for which a deduction would be disallowed by reason of Sections 280G (as determined without regard to Section 280G(b)(4)) (or any corresponding provision of state, local or non-U.S. Tax law), 162 (other than 162(a)), or 404 of the Code.
(r)    Neither CABF nor any Subsidiary of CABF has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time (i) pursuant to Sections 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Merger, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the day of the Effective Time; (iv) as a result of an election under Section 108(i)

of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).
(s)    CABF and its Subsidiaries have complied in all material respects with all applicable unclaimed property Laws and, to the extent required by Applicable Law, remitted any such unclaimed property to the applicable Governmental Authority.
(t)    All transactions for taxable years for which the statute of limitations is still open (including but not limited to sales of goods, loans, and provision of services) between (i) CABF or any Subsidiary of CABF and (ii) any other Person that is controlled directly or indirectly by CABF (within the meaning of Section 482 of the Code) were effected on arm’s-length terms and for fair market value consideration.
(u)    The unpaid Taxes of CABF and each Subsidiary (i) did not, as of the Interim Balance Sheet Date exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CABF and each Subsidiary of CABF in filing its Tax Returns. Since the date of the Interim Balance Sheet, neither CABF nor any Subsidiary of CABF has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(v)    CABF operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).
(w)    CABF has provided or made available to the Parent all of CABF’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to CABF or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date including but not limited to all Tax opinions relating to and in the audit files of CABF or its Subsidiaries.
(x)    Schedule 3.13(x) of the CABF Disclosure Schedule sets forth, to CABF’s Knowledge, the following information with respect to CABF and each of its Subsidiaries as of the most recent practicable date: (i) the basis of CABF and its Subsidiaries in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocation to CABF or its Subsidiaries; and (iii) the amount of any deferred gain or loss allocation to CABF or its Subsidiaries arising out of any intercompany transaction.
3.14    Title to Assets; Real Property.
(a)    Except as set forth on Schedule 3.14(a) of the CABF Disclosure Schedule, as of the date of this Agreement, CABF or one of its Subsidiaries has, and as of the Closing,

CABF or one of its Subsidiaries will have good and marketable title or a valid leasehold interest in, easement or right to use all of its assets and properties, including those reflected on the Interim Balance Sheet as being owned or leased, as applicable (except for assets sold or otherwise disposed of or leases that have expired since the Interim Balance Sheet Date in the ordinary course of business), and none of such properties or assets is subject to any Liens other than Permitted Liens. All such properties and assets are in good operating condition and repair, ordinary wear and tear expected, and, in all material respects, are fit for the uses to which they are being put.
(b)    Schedule 3.14(b) of the CABF Disclosure Schedule sets forth a true, correct and complete list of all real property owned by CABF or one of its Subsidiaries other than “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by CABF or one of its Subsidiaries and which are not used for the operations of CABF (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Real Property”). CABF or one of its Subsidiaries has, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all Owned Real Property.
(c)    Schedule 3.14(c) of the CABF Disclosure Schedule sets forth a true, correct and complete list of all leases pursuant to which CABF or one of its Subsidiaries is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “Leased Property” and, together with the Owned Real Property, the “Real Property”). All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms, subject to the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Other than as set forth on Schedule 3.14(c) of the CABF Disclosure Schedule, there is not under any of the Leases: (i) any default by CABF or its Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to CABF’s Knowledge, any default or claim of default against any lessor to or lessee of CABF or its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated hereby will not result in a breach or default under any of the Leases, and, except as set forth on Schedule 3.14(c) of the CABF Disclosure Schedule and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. CABF has made available to Parent true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available. Except as set forth on Schedule 3.14(c) of the CABF Disclosure Schedule, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither CABF nor any of its Subsidiaries has received written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to CABF’s Knowledge, threatened condemnation proceedings with respect to the Owned Real Property.
3.15    Litigation; Orders.
(a)    Except as set forth on Schedule 3.15(a) of the CABF Disclosure Schedule, there is no Proceeding pending or, to CABF’s Knowledge, threatened either (i) against CABF or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(b)    Except as set forth on Schedule 3.15(b) of the CABF Disclosure Schedule, there is no Order either (i) outstanding against CABF or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(c)    To CABF’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against CABF or any of its Subsidiaries.
3.16    Compliance.
(a)    CABF and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all Applicable Laws and Orders, including, but not limited to, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(b)    CABF and each of its Subsidiaries hold, and have at all times since January 1, 2015 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, Permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CABF, and, to CABF’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.

(c)    Neither CABF nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Charter Documents, (ii) Material Contract or (iii) any material Permit which it holds.
(d)    Except as set forth on Schedule 3.16(d) of the CABF Disclosure Schedule, CABF has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act of 1977 and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Parent. Such policies comply in all material respects with the requirements of any Laws applicable thereto.
3.17    Loans.
(a)    Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by CABF and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all Applicable Laws, (ii) has been made, entered into or acquired by CABF or one of its Subsidiaries in accordance with customary Board of Directors-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, CABF or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to CABF’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by CABF or its Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Parent and was entered into by CABF or a Subsidiary in good faith and in its ordinary course of business. For purposes of this Section 3.17(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.
(b)    CABF and its Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of the Interim Balance Sheet Date (i) are contractually past due 90 days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder. Schedule 3.17(b) of the CABF Disclosure Schedule sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by CABF or its Subsidiaries as of the Interim Balance Sheet Date, including the book value thereof. True, correct and complete copies of the currently effective lending policies and practices of CABF and each of its Subsidiaries have been made available to Parent.
(c)    Except as set forth on Schedule 3.17(c) of the CABF Disclosure Schedule, each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, CABF’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Laws and applicable requirements of any government-sponsored enterprise program. CABF and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.
(d)    Except as set forth on Schedule 3.17(d) of the CABF Disclosure Schedule, none of the agreements pursuant to which CABF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of CABF or its Subsidiaries, as applicable.
(e)    CABF has made available to Parent true and correct copies of the loan files related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.
(f)    All payments made on the Loans have been properly credited to the respective Loan.
(g)    As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by CABF or its Subsidiaries’ subject to CABF fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.
(h)    Schedule 3.17(h) of the CABF Disclosure Schedule sets forth a list of all Loans by CABF and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of CABF or any of its Subsidiaries as of August 31, 2018. There are no Loans to any employee, officer, director or other Affiliate of CABF on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws. Each Loan disclosed on Schedule 3.17(h) of the CABF Disclosure Schedule has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.
3.18    Allowance for Loan Losses. The allowances for loan and lease losses and for credit losses contained in the Financial Statements and the allowance for loan and lease losses and for credit losses shown on any financial statements delivered in accordance with Section 5.14, as the case may be, were and will be established in accordance with the practices and experiences of CABF and its Subsidiaries and were and will be in accordance with the requirements of GAAP.
3.19    Investment Portfolio. All investment securities held by CABF or its Subsidiaries, as reflected in the Financial Statements, are carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the Regulatory Agencies. CABF and its Subsidiaries has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of CABF or its Subsidiaries.
3.20    Interest Rate Risk Management Instruments. Schedule 3.20 of the CABF Disclosure Schedule sets forth, as of July 31, 2018, any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements to which CABF or any of its Subsidiaries is a party. All instruments, agreements and arrangements set forth on Schedule 3.20 of the CABF Disclosure Schedule were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CABF or one of its Subsidiaries enforceable in accordance with their terms, and are in full force and effect. CABF and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to CABF’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.21    Intellectual Property. Schedule 3.21 of the CABF Disclosure Schedule sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of CABF, as presently conducted. CABF and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. (a) (i) To CABF’s Knowledge, the use of any Intellectual Property by CABF and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which CABF or any CABF Subsidiary acquired the right to use any Intellectual Property, and (ii) no Person has asserted in writing to CABF that CABF or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) to CABF’s

Knowledge, no Person is challenging, infringing on or otherwise violating any right of CABF or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CABF or its Subsidiaries, and (c) neither CABF nor any CABF Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by CABF or any CABF Subsidiary, and CABF and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CABF and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.22    Environmental Matters. Except as set forth on Schedule 3.22 of the CABF Disclosure Schedule:
(a)    (i) no notice, notification, demand, request for information, citation, summons or order has been received by CABF or any of its Subsidiaries, no complaint has been filed against CABF or any of its Subsidiaries, no penalty has been assessed against CABF or any of its Subsidiaries, and no government investigation, private investigation, action, claim or suit, including by any third party, is pending or, to CABF’s Knowledge, is threatened against CABF or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law (including, relating to or arising from the Release, threatened Release or exposure to any Hazardous Substance caused by or attributable to, CABF or any of its Subsidiaries); (ii) to CABF’s Knowledge, there is no reasonable basis for any notice, notification, demand, request for information, citation, summons, order, complaint, penalty, investigation, action, claim or suit referred to in subclause (i) above, (iii) to the CABF’s Knowledge, CABF, each of its Subsidiaries, the Real Property and all OREO are, and have been, in compliance in all material respects with all Environmental Laws (which includes obtaining, maintaining and ensuring compliance with Environmental Laws) and all Permits relating to Environmental Law matters; (iv) neither CABF nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; and (v) neither CABF nor any of its Subsidiaries is party to any agreement, Order, letter agreement, settlement agreement or memorandum of agreement that imposes any obligations under any Environmental Law. Each of CABF and its Subsidiaries has developed, incorporated into its policies and is undertaking commercially reasonable risk management procedures in connection with its origination and servicing of loans, including in the exercise of any rights in the event of a borrower default, so as to minimize any potential liability to CABF or any of its Subsidiaries under any Environmental Laws.
(b)    To CABF’s Knowledge, there has been no release of any Hazardous Substance by CABF or any of its Subsidiaries at any real property currently or formerly owned, leased or operated by CABF or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability, including liability to third parties, for response costs, corrective action costs, personal injury, property damage, natural resource damages or attorney fees under applicable Environmental Laws. Neither this Agreement, nor the consummation of the transactions contemplated hereby, will trigger any obligations for investigation, notice, cleanup, notification to or consent of any Governmental Authority pursuant to any applicable Environmental Law.
(c)    To CABF’s Knowledge, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by CABF or any of its Subsidiaries or as a result of any operations or activities of CABF or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to CABF or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to CABF or any of its Subsidiaries under any Environmental Law.
(d)    Except as in full compliance with Environmental Laws, there are no Hazardous Substances present on or in the environment at the any current or former properties or facilities owned or leased by CABF and its Subsidiaries, or at any geologically or hydrologically adjoining property.
(e)    CABF has delivered to Parent true, complete and correct copies and results of any reports, studies, analyses, tests, communications or other monitoring documents in the possession, custody or control of CABF pertaining to Hazardous Substances in, on or under the Owned Real Property, and to the best of CABF’s knowledge, all OREO, or concerning compliance by CABF or any of its Subsidiaries with Environmental Laws.
3.23    Material Contracts. Schedule 3.23 of the CABF Disclosure Schedule sets forth a list of all Material Contracts as of the date hereof. Except as set forth on Schedule 3.23 of the CABF Disclosure Schedule, neither CABF nor any of its Subsidiaries is a party to any Contract that contains (a) any noncompetition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of CABF to solicit customers in the manner in which or the localities in which, all or any portion of its business is conducted or (b) any agreement that grants any right of first refusal or right of first offer or similar rights or that limits or purports to limit the ability of CABF to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business. All Material Contracts are valid and binding agreements of CABF or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither CABF nor its Subsidiaries is in violation or breach of or default under any Material Contract. To CABF’s Knowledge, no third party is in violation or breach of or default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.
3.24    Employee Benefit Matters.
(a)    Schedule 3.24(a) of the CABF Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan. Only employees and former employees of CABF or its Subsidiaries (and their eligible dependents) participate in the Employee Benefit Plans. CABF has not been notified that any Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (“DOL”) or other Governmental Authority.
(b)    With respect to each Employee Benefit Plan, complete and correct copies of the following documents have been furnished to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such Employee Benefit Plan and, in the case of any Employee Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) reporting years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; (v) current ERISA bonds; and (vi) all material correspondence to and from the IRS, DOL, or any other Governmental Agency within the past three (3) calendar years specifically addressed to and relating to the legal compliance of any Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).
(c)    Except as set forth in Schedule 3.24(c) of the CABF Disclosure Schedule, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder; (ii) no Proceedings are pending, or to CABF’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such Employee Benefit Plan or any Contract relating thereto as of the Closing Date have been made within the time periods prescribed by the Employee Benefit Plan, ERISA and the Code; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly filed; and (v) to CABF’s Knowledge, no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code; and (vi) CABF and its Subsidiaries have at all times complied with COBRA in all material respects, and have maintained adequate records to evidence such compliance.
(d)    With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which CABF is entitled to rely under IRS pronouncements, and no such determination letter, opinion letter or advisory letter has been revoked nor, to CABF’s Knowledge, has revocation been threatened.
(e)    Each Employee Benefit Plan may be amended, terminated or otherwise modified by CABF in its sole discretion, including the elimination of any and all future benefit accruals thereunder, other than providing COBRA benefits to qualified beneficiaries of any Employee Benefit Plan that is a group health plan or fully vesting any qualified plan. Each Employee Benefit Plan has reserved the right of CABF to so amend, terminate or otherwise modify such Employee Benefit Plan. Neither CABF nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan. Except as set forth in Schedule 3.24(e) of the CABF Disclosure Schedule, each asset held under each funded Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge, comparable liability, or consent of a person or entity, other than CABF or the trustee of such plan.
(f)    Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in accordance with Section 409A of the Code and applicable guidance thereunder. To CABF’s Knowledge, no payment to be made under any Employee Benefit Plan is or is likely to be subject to the penalties or Section 409A(a)(1) of the Code. Neither CABF nor any Affiliate has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.
(g)    No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.
(h)    Except as set forth in Schedule 3.24(h) of the CABF Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) result in any payment (including, without limitation, any separation, severance, termination, retention, or similar payments or benefits) becoming due, or increase the amount of compensation due, to any current or former employee, officer, director or other individual of CABF or any Subsidiary of CABF; (ii) increase any benefits payable under any Employee Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits. Further, neither CABF nor any Subsidiary of CABF has announced any type of plan or binding commitment to create any additional Employee Benefit Plan, to enter into any agreement with any current or former employee, officer, director, or other individual or to amend or modify any existing Employee Benefit Plan or agreement with any current or former employee, officer, director, or other individual.
(i)    Except as set forth in Schedule 3.24(i) of the CABF Disclosure Schedule, neither CABF, any Subsidiary of CABF nor any Employee Benefit Plan provides (or is obligated to provide) health or other welfare benefits post-employment to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA or other Applicable Law.
(j)    No Employee Benefit Plan is, and neither CABF nor any Affiliate thereof maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither CABF nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any multiemployer plan. Except as set forth in Schedule 3.24(j) of the CABF Disclosure Schedule, none of the Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). Except as set forth in Schedule 3.24(j) of the CABF Disclosure Schedule, no Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither CABF nor any Affiliate thereof has ever contributed to or had an obligation to contribute to any such plan.
(k)    Schedule 3.24(k) of the CABF Disclosure Schedule sets forth a complete list of all severance and termination benefits with respect to which CABF or any Subsidiary of CABF has, or will have upon the consummation of the transactions contemplated hereby, any liability, under any Employee Benefit Plan or other employment agreement, severance agreement, program, practice, or arrangement.
(l)    Except as set forth in Schedule 3.24(l) of the CABF Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not require the funding (whether on a formal or informal basis) of the benefits under any Employee Benefit Plan.
(m)    No participants in any Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.
(n)    Except as set forth in Schedule 3.24(n) of the CABF Disclosure Schedule, the 401(k) Plan is not funded with and does not allow for payments, investments, or distributions in any employer security of CABF or any Affiliate thereof (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.
(o)    No Employee Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Sections 419 or 419A.
(p)    Neither CABF nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).
3.25    Labor Relations (Employment Matters).
(a)    There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to CABF’s Knowledge, threatened against or affecting CABF or its Subsidiaries. Neither CABF nor any Subsidiary of CABF is a party to any collective bargaining agreements or similar labor agreements. CABF and its Subsidiaries are, and have at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law. CABF and its Subsidiaries have submitted all candidates for employment to the federal e-Verify program to confirm eligibility for employment in the United States where required by Applicable Law, and have not knowingly hired any individual whose work authorization in the United States was not confirmed by the e-Verify submission process. CABF and its Subsidiaries have not received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to CABF or its Subsidiaries and, to CABF’s Knowledge, no such investigation is in progress.
(b)    Since the Balance Sheet Date, neither CABF nor any of its Subsidiaries has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of CABF or its Subsidiaries.
(c)    Except as set forth on Schedule 3.25(c) of the CABF Disclosure Schedule, neither CABF or its Subsidiaries is a party to any Contract with respect to the employment or retention of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.
(d)    CABF has made available to Parent a complete and accurate list of all employees of CABF and its Subsidiaries and their basic employment data (including, without limitation, with respect to each such employee, current salary or wage, total compensation for 2017 and date of hire). No individuals other than those set forth on such list are deemed employees of CABF or its Subsidiaries.

(e)    None of CABF and its Subsidiaries has incurred any workers’ compensation liability outside of its ordinary course of business.
(f)    Except as set forth on Schedule 3.25(f) of the CABF Disclosure Schedule, there are no employment agreements, severance agreements or other employment arrangements to which CABF or a Subsidiary of CABF is a party.
(g)    Except as set forth on Schedule 3.25(g) of the CABF Disclosure Schedule, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between CABF or a Subsidiary of CABF and any current or former employee of CABF or a Subsidiary of CABF.
(h)    Except as set forth on Schedule 3.25(h), to CABF’s Knowledge, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between any of current employees of CABF or its Subsidiaries and any third party.
3.26    Related Party Transactions. Except as set forth on Schedule 3.26 of the CABF Disclosure Schedule and normal reimbursements for business expenses made in the ordinary course of business, neither CABF nor its Subsidiaries is a party to any Contract (other than a depository relationship with market terms and in accordance with applicable bank regulations) with any Related Party or in which (to CABF’s Knowledge) any Related Party has a material interest.
3.27    Insurance. Each of CABF and its Subsidiaries are insured by insurers of recognized financial responsibility against such risks and in such amounts as are adequate and as the management of CABF reasonably has determined to be prudent and customary with respect to their businesses, properties and assets. CABF maintains directors’ and officers’ liability insurance and fiduciary liability insurance. Schedule 3.27 of the CABF Disclosure Schedule sets forth (a) a list of all insurance policies maintained with respect to the business and assets of CABF and its Subsidiaries, (b) all coverage limits, premiums and costs with respect to such insurance policies, and (c) all claims made under such insurance policies since December 31, 2015, the underlying incidents and dates of such claims, the insurance proceeds recovered with respect to such claims, the retention and deductibles with respect to such claims. Neither CABF nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and does not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue the CABF business at a cost that would be materially higher than existing insurance coverage. All insurance policies with respect to the business and assets of CABF and its Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, CABF and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. There is no claim pending under any such policies with a respect to CABF or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.
3.28    Brokers. With the exception of the engagement of FIG Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of CABF or Carolina Alliance Bank. CABF has disclosed to Parent as of the date of this Agreement the aggregate fees provided for in connection with the engagement of FIG Partners, LLC related to the Merger and the other transactions contemplated under this Agreement, including the Bank Merger.
3.29    Sufficiency of Assets. Except as set forth in Schedule 3.29 of the CABF Disclosure Schedule, CABF and its Subsidiaries own or have the right to use, and after the consummation of the transactions contemplated hereby, the Surviving Corporation will continue to own or have the right to use, all of the tangible assets, liabilities, rights and properties necessary to conduct the business of CABF, in all material respects in the same manner and on the same terms as currently conducted.
3.30    Unlawful Payments. None of CABF, any Subsidiary of CABF, or any of their respective directors or officers, nor, to CABF’s Knowledge, employees, agents or other Persons acting at the direction of or on behalf of CABF or a Subsidiary of CABF, in the course of its actions for, or on behalf of, CABF or its Subsidiaries has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.
3.31    Reorganization. Neither CABF nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.32    Information Supplied. None of the information supplied or to be supplied by CABF for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the CABF Shareholders or at the time of CABF Shareholders’ Meeting, (b) the Registration Statement, when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of CABF incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by CABF with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion in the Proxy Statement/Prospectus or the Registration Statement.
3.33    Fairness Opinion. The Board of Directors of CABF has received the opinion of FIG Partners, LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration was fair, from a financial point of view, to the CABF Shareholders.
3.34    Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. CABF is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by CABF or Carolina Alliance Bank pursuant to 12 C.F.R. Part 364. CABF is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of CABF and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of CABF (or, where appropriate, the Board of Directors of any of CABF’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
3.35    CRA Compliance. Carolina Alliance Bank is “well capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Federal Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To CABF’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Carolina Alliance Bank to receive any notice of non-compliance with such provisions of the CRA or cause Carolina Alliance Bank’s CRA rating to decrease below the “satisfactory” level.
3.36    Mortgage Banking Business. Except as would not reasonably be expected to have a Material Adverse Effect:
(a)    CABF and its Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by CABF and its Subsidiaries satisfied, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between CABF and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and
(b)    No Agency, Loan Investor or Insurer has (i) claimed in writing that CABF or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by CABF or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of CABF or its Subsidiaries or (iii) indicated in writing to CABF or its Subsidiaries that it has terminated or intends to terminate its relationship with CABF or its Subsidiaries for poor performance, poor loan quality or concern with respect to CABF’s or its Subsidiaries’ compliance with laws.
For purposes of this Section 3.36: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by CABF or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by CABF or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by CABF or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
3.37    CABF Information. True and complete copies of all documents listed in the CABF Disclosure Schedule have been made available or provided to Parent. Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in CABF’s corporate minute books, the books of account, stock record books and other financial and corporate records of CABF, all of which have been made available to Parent, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management’s authorizations.

3.38    No Other Representations or Warranties. Except for the representations and warranties made by CABF in this ARTICLE III, none of CABF or any other person makes any express or implied representation or warranty with respect to CABF or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CABF hereby disclaims any such other representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby makes the following representations and warranties to CABF, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), except as set forth in the written disclosure schedule delivered by Parent to CABF (the “Park Disclosure Schedule” and, together with the CABF Disclosure Schedule, the “Disclosure Schedules”). Such Park Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE IV, and the disclosures in any section or subsection of the Park Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
4.1    Organization.
(a)    Parent is a corporation (i) duly organized, validly existing and in good standing under the Laws of Ohio (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted. Parent is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement.
(b)    Park National is a national banking association (i) duly organized, validly existing and in good standing under the Laws of the United States (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted. Park National is duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Park National to perform its obligations under, and to consummate the transactions contemplated by this Agreement.
4.2    Authority; Binding Nature. Parent has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of each of Parent and no other corporate proceedings on the part of Parent is necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes (assuming due authorization, execution and delivery by CABF) the legal, valid and binding obligations of Parent enforceable against Parent in accordance with its terms, subject to the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
4.3    No Conflicts. The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions the Charter Documents of Parent or any of its Subsidiaries, (b) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to Parent or any of its Subsidiaries, (y) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any material contract (as defined in Item 601(b)(10) of Regulation S-K)) to which Parent or any of its Subsidiaries is a party, or by which any of their respective assets or properties may be bound, or (z) result in the creation or imposition of any Lien on any of the assets of Parent or any of its Subsidiaries.
4.4    Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the execution, delivery and performance of this Agreement, and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 4.4 of the Park Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filing with or notifications with, or notifications to, any Person or any Governmental Authority on the part of Parent or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by Parent, except for such consents, approvals, authorizations or other actions, or filings or notifications, the failure of which to be obtained would not have a Material Adverse Effect upon the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement.
4.5    Regulatory Matters. Parent and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2015 with any Regulatory Agency, and has paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated hereby. Since January 1, 2015, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. No Regulatory Agency or other Governmental Authority has initiated or has pending any formal enforcement action regarding the business, disclosures or operations of Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated hereby. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries except where such adverse determination would not reasonably be expected to have a Material Adverse Effect upon the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement. Parent is not aware of any reason why it would not receive all required Regulatory Approvals on a timely basis and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.2(a)(i).
4.6    Deposits. The deposit accounts of Park National are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Park National, and Park National’s records accurately reflect such accrual of interest. Except as disclosed on Schedule 4.6 of the Park Disclosure Schedule, the deposit accounts of Park National have been originated and administered in accordance with the terms of the respective governing documents and in compliance with all Applicable Laws. Park National has not received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Park National. There is no action by the FDIC to terminate Park National’s deposit insurance and Park National has not received any written claim or notice threatening action alleging any of the foregoing.
4.7    Litigation; Orders.
(a)    Except as set forth on Schedule 4.7(a) of the Park Disclosure Schedule, there is no material Proceeding pending or, to Parent’s Knowledge, threatened either (i) against Parent or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(b)    Except as set forth on Schedule 4.7(b) of the Park Disclosure Schedule, there is no Order either (i) outstanding against Parent or any of its Subsidiaries, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
4.8    Compliance.
(a)    Parent and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all Applicable Laws and Orders, including, but not limited to, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of

2002 and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(b)    Parent and each of its Subsidiaries hold, and have at all times since January 1, 2015 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, Permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to Parent’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.
(c)    None of Parent or any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Charter Documents, (ii) Material Contract or (iii) any material Permit which it holds.
(d)    Parent has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act of 1977 and other material policies as may be required by any Applicable Law for itself and its Subsidiaries. Such policies comply in all material respects with the requirements of any Laws applicable thereto.
4.9    Brokers. With the exception of the engagement of Sandler O’Neill + Partners, L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.
4.10    Capitalization. The authorized capital stock of Parent consists of (a) 20,000,000 shares of Parent Common Stock, without par value, 15,686,533 of which are issued and outstanding, and 899,637 of which are held in treasury and (b) 200,000 preferred shares, without par value, none of which are issued and outstanding, and none of which are held in treasury. The above shares constitute all of the issued and outstanding Parent Common Stock. These shares have been duly authorized, validly issued and are fully paid and nonassessable. None of such shares have been issued or disposed of in violation of any preemptive rights of any Person. The Parent Common Stock to be issued in exchange for CABF Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be registered under the Securities Act and will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Stock to enable Parent to issue the Merger Consideration as contemplated in this Agreement.
4.11    SEC Filings. Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed with the SEC by it under

Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2015 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
4.12    Financial Statements. Each of the consolidated financial statements (including any notes thereto) contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Parent, at their dates and the results of operations and changes in shareholders’ equity of Parent for the periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.
4.13    Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the CABF Shareholders or at the time of CABF Shareholders’ Meeting, (b) the Registration Statement, when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to information supplied by CABF for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Proxy Statement/Prospectus and Registration Statement will, when filed by Parent in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.
4.14    Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Parent is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent and Park National pursuant to 12 C.F.R. Part 364. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of Parent (or, where appropriate, the Board of Directors of any of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
4.15    CRA Compliance. Park National is “well capitalized” (as that term is defined at 12 C.F.R. 6.4) and its most recent examination rating under the CRA was “satisfactory” or better. To Parent’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Park National to receive any notice of non-compliance with such provisions of the CRA or cause Park National’s CRA rating to decrease below the “satisfactory” level.
4.16    Tax Representations. As of the date of this Agreement it is the present intention, and as of the date of the Effective Time it will be the present intention, of Parent to continue, either through Parent or through a member of Parent’s “qualified group” (as defined in Treasury Regulations Section 1.368‑1(d)(4)), at least one significant historic business line of CABF, or to use at least a significant portion of CABF’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368‑1(d). As of the date of this Agreement and the date of the Effective Time, neither Parent nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent has any plan or intention to redeem or reacquire, either directly or indirectly, any of the Parent Common Stock issued to the CABF Shareholders in connection with the Merger. As of the date of this Agreement and the date of the Effective Time, Parent does own and will own all of the outstanding stock or other equity interests in Park National. As of the date of this Agreement and as of the date of the Effective Time, Parent has no and will have no plan or intention to sell, transfer or otherwise dispose of the assets of CABF acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k).
4.17    Ordinary Course; Lack of Material Adverse Change. From the Balance Sheet Date through the Closing Date, except as reflected in Parent SEC filings or set forth in Schedule 4.17 of the Park Disclosure Schedule or as contemplated by this Agreement, Parent has operated only in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Change in Parent.

4.18    Material Contracts. Parent is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Filings filed prior to the date hereof.
4.19    No Other Representations or Warranties. Except for the representations and warranties made by Parent in this ARTICLE IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.
ARTICLE V
COVENANTS
5.1    Conduct of Business by CABF. During the period from the date of this Agreement to the Closing Date, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as set forth on Schedule 5.1 of the CABF Disclosure Schedule, or (C) with the written consent of Parent (which consent shall not be unreasonably withheld or delayed), CABF shall, and shall cause each of its Subsidiaries to, (x) maintain its existence under Applicable Law, (y) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with Applicable Law, and (z) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the foregoing, CABF covenants and agrees that between the date of this Agreement and the Closing Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated or permitted by this Agreement, or required by a Governmental Authority or Applicable Law, or as set forth in Schedule 5.1 of the CABF Disclosure Schedule, CABF shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(i)    amend its Charter Documents;
(ii)    adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;
(iii)    sell, lease, renew or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, other than (A) as contemplated by this Agreement (B) in the ordinary course of business, (C) obsolete or written off assets;

(iv)    (A) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (B) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of CABF;
(v)    incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than, in each case to the extent incurred in the ordinary course of business, indebtedness in respect of deposit liabilities, federal funds, borrowings from the Federal Home Loan Bank of Atlanta, Federal Reserve and repurchase agreements;
(vi)    commence any Proceeding or, except for Proceedings with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case whether commenced by or pending or threatened against CABF, or any of its officers and directors in their capacities as such, other than the commencement or settlement of Proceedings in the ordinary course of business and settlements which, in any event (A) is for an amount not to exceed accruals therefor reflected in the Interim Balance Sheet with respect to the applicable Proceeding (or series of related Proceedings) and (B) reasonably would not be expected to prohibit or restrict CABF or its Subsidiaries from operating its business in the ordinary course;
(vii)    make any change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;
(viii)    except as required under any Employee Benefit Plan, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former officers, employees or directors, other than nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, (B) pay or award, or commit to pay or award, any bonuses or incentive compensation, (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to CABF, in the aggregate, of maintaining such Employee Benefit Plan, (D) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual, or (E) terminate the employment of any employee of CABF or its Subsidiaries having total annual compensation in excess of $100,000, other than termination for cause;

(ix)    (A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of CABF’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock; (B) issue or commit to issue any additional shares of capital stock of CABF, other than the issuance of shares of CABF Common Stock upon the exercise of any CABF Stock Options or the vesting and settlement of any CABF Equity Awards, in each case, that are outstanding on the date hereof and in accordance with the terms of the applicable CABF Stock Plan and/or award agreement; (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of CABF’s Subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;
(x)    make or change any Tax election different from its prior course of practice, settle or compromise any Tax liability, fail to file any Tax Return when due (taking extensions into account), enter into any closing agreement with respect to Taxes, file any amended Tax Return or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;
(xi)    fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(xii)    enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;
(xiii)    file any application to establish, or to relocate or terminate the operations of, any banking office;
(xiv)    materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(xv)    change in any material respect its credit policies and collateral eligibility requirements and standards;
(xvi)    except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by CABF prior to the date hereof, make or acquire or issue a commitment for (or renew or extend) (A) any commercial real estate loan in an original principal amount in excess of $2,000,000, (B) any residential loan originated for retention in the loan portfolio in an original principal amount in excess of $1,200,000 or with loan to value ratios in excess of CABF’s internal polices as in effect on the date hereof or (C) any commercial and industrial loan in an original principal amount in excess of $2,000,000; provided that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing by the close of business on the next Business Day (or, if later, twenty-four (24) hours) after receipt of notice from CABF; and provided, further, that, regardless of whether the consent of Parent is required under this paragraph, CABF shall provide Parent written notice, on at least a weekly basis, of any acquisitions of Loans or issuances of commitments for Loans in excess of $500,000;
(xvii)    extend additional funds to a Loan classified as “criticized”, except for protective advances and extensions of additional credit of up to $500,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as special mention, substandard non-accrual, doubtful or a troubled debt restructuring (or words of similar import)); provided that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing by the close of business on the next Business Day (or, if later, twenty-four (24) hours) after receipt of notice from CABF;
(xviii)    enter into, renew, amend or terminate any Material Contract, other than (a) renewing or terminating any Material Contract in the ordinary course of business or (b) entering into a Material Contract which calls for aggregate annual payments of not more than $150,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty;
(xix)    adopt a plan of complete or partial liquidation or dissolution;
(xx)    purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section 5.1;
(xxi)    take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xxii)    take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude CABF from making such representations and warranties at the time of the Closing;
(xxiii)    take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;
(xxiv)    take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of CABF or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby;

(xxv)    agree to take, make any commitments to take, or adopt any resolutions of the Board of Directors or shareholders in support of, any of the actions prohibited by this Section 5.1; or
(xxvi)    hire any new employees except to replace employees as of the date hereof listed on the employee census made available to Parent pursuant to Section 3.25(d) on comparable terms and conditions and consistent with past hiring practices.
5.2    Approvals and Filings.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of CABF and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and all other approvals necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided that nothing contained herein shall be deemed to require Parent, or require or permit CABF, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that would (A) reasonably be expected to result in Parent becoming subject to any cease-and-desist order or other order, formal or informal enforcement action or directive issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority, in each case resulting from or arising out of the conduct of CABF’s business or that in any manner relates to CABF, or (B) reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, measured on a scale relative to CABF and its Subsidiaries, taken as a whole, including, for the avoidance of doubt, any determination by any Regulatory Agency or Government Authority that the Merger may not be consummated as contemplated herein or in a substantially similar manner immediately following the Effective Time or that any CABF Regulatory Agreement will not terminate and be of no further force and effect as of and following the consummation of the Merger (any of the foregoing matters in clauses (A) and (B), a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b)    Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement, Parent and CABF shall each prepare and file any applications,

notices and filings required in order to obtain the Regulatory Approvals. Parent and CABF shall each use reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Governmental Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting the Regulatory Approvals, the parties hereto will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby.
(c)    The parties shall advise each other within twenty-four hours of receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.
5.3    Access; Integration of Data Processing; Confidentiality.
(a)    In order to facilitate the consummation of the transactions contemplated hereby and the integration of the business and operations of CABF, subject to Section 5.3(c) and Applicable Laws relating to confidentiality and the exchange of information, CABF shall permit Parent and Parent’s Subsidiaries and their officers, employees, counsel, accountants and other authorized Representatives, access, throughout the period before the Closing Date, at Parent’s sole expense, (i) during customary business hours, to CABF’s and CABF Subsidiaries’ books, papers and records relating to the assets, properties, operations, obligations and liabilities in which Parent may have a reasonable interest; provided, however, that CABF shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements, and (ii) during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of CABF and its Subsidiaries for the purpose of performing conversion activities related to data processing integration. Parent shall use commercially reasonable efforts to minimize any interference with CABF’s regular business operations during any such access to CABF’s property, books and records.
(b)    At the request of Parent, during the period from the date of this Agreement to the Closing, CABF and its Subsidiaries shall, and shall cause their officers and employees to, make all reasonable efforts to cause their respective telecommunications and data processing service providers to, cooperate and assist Parent in connection with preparation for an electronic and systematic conversion of all applicable data regarding CABF and its Subsidiaries to Parent’s and Parent’s Subsidiaries’ systems of telecommunications and electronic data processing, including, if requested by Parent, by granting to Parent one or more powers of attorney authorizing Parent to instruct or otherwise contact such telecommunications and data processing service providers on CABF’s behalf. Electronic and systematic conversion shall occur at such time as determined by Parent, in its sole discretion, provided, however, that no such conversion shall occur prior to the Closing. Parent shall be responsible for reasonable and agreed upon costs incurred by CABF, including all fees to third parties, in connection with any such efforts.
(c)    Each of Parent and CABF acknowledges and agrees that the Non-Disclosure Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Non-Disclosure Agreement, information provided to them pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing Date, the Non-Disclosure Agreement and the provisions of this Section 5.3(c) shall nonetheless continue in full force and effect.
5.4    Notification. CABF, on the one side, and Parent, on the other side, shall promptly (and in any event within three Business Days after becoming aware of any such breach) notify the other party or parties in writing (a) if it believes that such party or parties have breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.
5.5    Public Announcements. CABF and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first used reasonable best efforts to consult with the other party with respect to such release, statement or filing.
5.6    No Control of CABF. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of CABF prior to the Closing Date.
5.7    Employee Benefit Matters.
(a)    As of the Closing Date, Parent shall provide to each employee of CABF or its Subsidiaries who, as decided by Parent in its sole discretion, shall continue employment with the Surviving Corporation or its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base wages or salaries, as applicable, and (ii) employee benefit plans, programs, policies and arrangements (excluding, however, all equity plans) that are substantially comparable, in the aggregate, to the Employee Benefit Plans of CABF provided to each such Continuing Employee immediately prior to the Closing Date (but in no event greater than the base wages, salaries or employee benefits provided to Parent’s similarly situated employees).
(b)    CABF shall ensure that as of immediately prior to the Closing Date, each employee or other service provider of CABF and its Affiliates who provides services to the business of CABF is employed by, or providing services to, CABF or its Subsidiaries and that no other individual is employed by CABF. CABF shall deliver an updated copy of the employee census described in Section 3.25(d) to Parent not more than ten (10) Business Days following the date of this Agreement and shall provide Parent with an updated copy of such employee census within ten (10) Business Days prior to the Closing Date. Only current and former employees of CABF and its Subsidiaries (and their dependents) shall be participants in the Employee Benefit Plans sponsored by CABF.
(c)    Parent shall provide, or cause to provide, each employee of CABF or its Subsidiaries who, as decided by Parent in its sole discretion, does not continue employment with the Surviving Corporation or a Subsidiary of the Surviving Corporation following the Closing Date (a “Discontinued Employee”) with severance benefits under the severance policy of Carolina Alliance Bank as described on Schedule 5.7(c) of the CABF Disclosure Schedule or pursuant to the terms of any employment agreement with CABF or its Subsidiaries in existence as of the date hereof; provided, that such benefit payments shall be conditioned on execution of a release of claims in a form satisfactory to Parent.
(d)    With respect to any employee benefit plan of Parent or Parent’s Affiliates in which any Continuing Employee becomes eligible to participate on or after the Closing Date (a “Parent Plan”), Parent shall use commercially reasonable efforts to (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such Parent Plan to the extent they were inapplicable to, or were satisfied under, any Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit Parent Plan or any such credit that would result in a duplication of benefits) under each Parent Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), solely to the extent such service was credited under the Employee Benefit Plans. As of the Closing Date, Parent shall credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed on Schedule 3.24(a) of the CABF Disclosure Schedule as of the Closing Date. With respect to each Parent Plan that is a health plan in which Continuing Employees participate after Closing, Parent shall use commercially reasonable efforts to cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year and for which verification is provided by the insurer or third party administrator of such Employee Benefit Plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable Parent Plan.
(e)    Parent and CABF acknowledge and agree that all provisions contained in this Section 5.7 are included for the sole benefit of Parent and CABF and nothing contained herein shall (i) be construed as an amendment to any Employee Benefit Plan or Parent Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other person, including any employee or former employee of any of Parent or CABF or their respective Affiliates, or any dependent or beneficiary thereof or (iii) otherwise obligate Parent or any of its Affiliates to maintain any particular Parent Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date. Parent and CABF further acknowledge and agree that CABF and its Subsidiaries shall provide to Parent all employee books and records relating to Continuing Employees no later than the Closing Date.
(f)    CABF shall terminate the 401(k) Plan immediately prior to the Closing Date by resolution adopted by the Board of Directors of CABF, on terms acceptable to Parent, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all Applicable Laws to the extent not previously amended. Said termination shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances thereunder; and CABF shall notify the 401(k) Plan participants and beneficiaries of such termination prior to the Closing Date pursuant to Applicable Law requirements. Parent shall take all actions necessary to make distributions and otherwise wind-up the 401(k) Plan.
5.8    No Solicitation of Transaction.
(a)    Subject to Section 5.8(b), from the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with ARTICLE VII, CABF shall not, and shall cause all of its Subsidiaries and each of their respective officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors or other Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent) any non-public information or data with respect to CABF or any of its Subsidiaries in connection with an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), or (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. Upon execution of this Agreement, CABF shall, and shall cause all of its Subsidiaries and each of their respective officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors and other Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.8 shall preclude CABF or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any Person with respect to a potential Acquisition Proposal.
(b)    Notwithstanding anything to the contrary contained in this Agreement, CABF may take any of the actions described in clause (ii) of Section 5.8(a) if, but only if, (i) CABF has received a bona fide unsolicited written Acquisition Proposal, prior to the CABF Shareholders’ Meeting, that did not result from a breach of this Section 5.8; (ii) CABF’s Board of Directors determines (in accordance with this Agreement) that such Acquisition Proposal constitutes a Superior Proposal; (iii) CABF has provided Parent with prompt notice of such determination, which notice shall be prior to taking any such action; (iv) prior to furnishing or affording access to any non-public information or data with respect to CABF or any of its Subsidiaries in connection with an Acquisition Proposal, CABF receives from such Person a confidentiality agreement with terms no less favorable to CABF than those contained in the Non-Disclosure Agreement (or, if such confidentiality agreement includes provisions that are less favorable in the aggregate to CABF, than those contained in the Non-Disclosure Agreement, CABF offers to amend the Non-Disclosure Agreement to include such similar provisions); and (v) CABF determines in good faith, after consultation with CABF’s outside legal counsel that the failure of CABF to furnish such information or access or enter into negotiations or discussions would reasonably be expected to violate its fiduciary duties under Applicable Law. CABF shall promptly provide to Parent any non-public information regarding CABF or its Subsidiaries provided to any other Person that was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.
(c)    CABF shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, CABF or any CABF Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests (including a copy thereof if in writing and any related documentation or correspondence).
5.9    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time and for a period of six (6) years thereafter, each of Parent and the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of CABF or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer, director or employee of CABF or any Subsidiary or acts or omissions by Indemnitee in such capacity or taken at the request of CABF or any Subsidiary, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated hereby), to the fullest extent permitted by Law and (ii) assume all obligations of CABF and its Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in CABF’s Charter Documents and the organizational documents of CABF’s Subsidiaries. In addition, Parent, from and after the Effective Time, shall and shall cause the Surviving Corporation to, advance any expenses (including legal expenses) of any Indemnitee under this Section 5.9 as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.9.
(b)    The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by CABF (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.9(b) more than an amount per year equal to 200% of current annual premiums paid by CABF for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount. The provisions of this Section 5.9 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by the Surviving Corporation for purposes of this Section 5.9 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement.
(c)    The provisions of this Section 5.9 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under CABF Charter Documents, by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.9. This Section 5.9 shall survive the Effective Time.
5.10    Efforts to Consummate; Further Assurances.
(a)    Parent and CABF agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b)    Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.
(c)    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of CABF, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.
5.11    Title Commitments. CABF shall, within thirty (30) days of the date of this Agreement, cause a national title insurance company licensed to do business in the State of South Carolina to provide Parent with commitments for an A.L.T.A. owner’s policy of title insurance insuring fee simple title to the Owned Real Property that will be vested in the name of Parent as of the Closing Date, together with copies of instruments referred to therein as exceptions.
5.12    CABF Divisional Advisory Board. At or promptly following the Effective Time, Parent and Park National shall create a CABF Divisional Advisory Board which shall act as an advisory board to Park National. Parent and Park National shall take all action necessary to appoint to such advisory board certain of those persons who served on the Board of Directors of CABF immediately prior to the execution of this Agreement, as mutually agreed upon by Parent and CABF. No later than thirty (30) days after the execution of this Agreement, CABF shall provide to Parent the names of its current directors who desire to serve on the CABF Divisional Advisory Board pursuant to this Section 5.12. Members of the CABF Divisional Advisory Board will receive compensation that is commensurate Park National’s historic advisory board compensation practice.
5.13    Employment Agreements. Concurrently with the execution and delivery of this Agreement, CABF agrees to cause each person listed on Schedule 5.13 of the Park Disclosure Schedule to execute and deliver an employment agreement in a form reasonably satisfactory to Parent, effective upon the Closing.
5.14    Financial Statements. From the date of this Agreement until the Closing Date or the termination of this Agreement pursuant to ARTICLE VII, CABF will provide to Parent as promptly as practicable, but in no event later than the twentieth (20th) day following the end of the relevant calendar month, the monthly unaudited financial statements of CABF as provided to CABF’s management (including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement.
5.15    Tax Matters.
(a)    For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Code Section 368(a)(1)(A), and this Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368.3(a). After the date of this Agreement (including, without limitation, after the Effective Time), subject to the other terms and conditions in this Agreement, each party hereto shall cooperate and take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken that could reasonably be likely to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. All parties hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)    The Chief Financial Officer of each of the Parent and CABF shall execute and deliver to Squire Patton Boggs (US) LLP and Nelson Mullins Riley & Scarborough LLP certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firm, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its Tax opinion pursuant to Section 6.2(g) and Section 6.3(d). Each of Parent and CABF shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.15(b).
5.16    Stock Exchange Listing. Parent shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to (a) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under the NYSE American listing rules, the shares of Parent Common Stock to be issued as part of the Merger Consideration in connection with the Merger, or (b) make such post-Closing filings with the NYSE American as may be required by the applicable rules thereof.
5.17    Litigation and Claims. CABF shall promptly, and in any event within two (2) Business Days, notify Parent in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against CABF or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in CABF. CABF shall promptly notify Parent in writing of any Proceeding, pending or, to CABF’s Knowledge, threatened against CABF or any of its Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Parent or its Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby. CABF shall give Parent the opportunity to participate at their own expense in the defense or settlement of any shareholder litigation against CABF and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).
ARTICLE VI
CONDITIONS TO CLOSE

6.1    Conditions to Each Party’s Obligations. Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:
(a)    No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement, including the Bank Merger.
(b)    Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.2(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.
(c)    Consents. All consents, authorizations, waivers or approvals set forth in Schedule 3.4 of the CABF Disclosure Schedule and Schedule 4.4 of the Park Disclosure Schedule shall have been obtained.
(d)    Registration Statement. The Registration Statement shall have been effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act relating to the issuance of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.
6.2    Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by Parent, at or prior to the Closing Date of the following conditions:
(a)    Accuracy of Representations and Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of CABF set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 3.6, 3.28 and 3.33 shall be true and correct, except for inaccuracies which are de minimis in amount or effect. There shall not exist inaccuracies in the representations and warranties of CABF set forth in this Agreement (including the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 3.6, 3.28 and 3.33) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to CABF; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “CABF’s Knowledge” shall be deemed not to include such qualifications.
(b)    Compliance with Covenants and Obligations. CABF shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.
(c)    Shareholder Approval. This Agreement shall have been approved by action by the CABF Shareholders holding the requisite voting power under the Charter Documents and Applicable Law.
(d)    CABF Closing Deliverables. CABF shall have delivered to Parent each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.15 at or prior to the Closing Date.
(e)    No Enforcement Actions. There shall have been no new enforcement actions initiated by any Regulatory Agency or other Governmental Authority which, individually or in the aggregate, would reasonably be expected to materially affect CABF’s ability to conduct its business as currently being conducted.
(f)    Appraisal Shares. As of the Closing Date, the holders of no more than ten percent (10%) of the CABF Common Stock that is issued and outstanding shall have taken the actions required under the SCBCA to qualify their CABF Common Stock as Appraisal Shares.
(g)    Tax Opinion. Parent shall have received a written opinion of Squire Patton Boggs (US) LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Squire Patton Boggs (US) LLP will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of each of CABF and Parent as referenced in Section 5.15(b).
(h)    No Material Adverse Effect. Since June 30, 2018, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CABF.
6.3    Conditions to the Obligations of CABF. The obligation of CABF to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by CABF, at or prior to the Closing Date of the following conditions:
(a)    Accuracy of Representations and Warranties. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.9 and 4.10 shall be true and correct, except for inaccuracies which are de minimis in amount or effect. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.9 and 4.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “Parent’s Knowledge” shall be deemed not to include such qualifications.
(b)    Compliance with Covenants and Obligations. Parent shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.
(c)    Parent Closing Deliverables. Parent shall have delivered to CABF, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.16 at or prior to the Closing Date.
(d)    Tax Opinion. CABF shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Nelson Mullins Riley & Scarborough LLP will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of each of CABF and Parent as referenced in Section 5.15(b).
(e)    No Material Adverse Effect. Since June 30, 2018, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
ARTICLE VII
TERMINATION
7.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
(a)    by the mutual written consent of CABF and Parent;
(b)    by either CABF or Parent if the Closing Date shall not have occurred on or before the first anniversary of the date of this Agreement; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c)    by either CABF or Parent in the event of (i) a material breach by the other party of any representation or warranty contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Parent’s or CABF’s obligations set forth in Section 6.2 or Section 6.3, respectively, or (ii) a material breach by the other party of any of its obligations contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Parent’s or CABF’s obligations set forth in Section 6.2 or Section 6.3, respectively; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who is then in material breach of any covenant or agreement hereunder;
(d)    by either CABF or Parent if (i) final action has been taken by a Regulatory Agency or other Governmental Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of enjoining, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;
(e)    [Reserved];
(f)    by Parent if (i) the Board of Directors of CABF (or any committee thereof) shall have failed to make the CABF Recommendation or shall have made an Adverse Recommendation Change, or (ii) CABF shall have materially breached any of the provisions set forth in Sections 2.14 and 5.8;
(g)    by Parent or CABF, if CABF has received a Superior Proposal, and in compliance with Sections 2.14 and 5.8 of this Agreement, the Board of Directors of CABF has delivered to Parent a Notice of Recommendation Change or made an Adverse Recommendation Change; or
(h)    by either CABF or Parent if the CABF Shareholders fail to approve this Agreement for any reason whatsoever.
7.2    Effect of Termination.
(a)    In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall promptly be given to the other party(ies) hereto, and upon such notice this Agreement shall terminate. Except as provided under this Section 7.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party(ies), and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, that (i) the provisions of Section 5.3(c) shall survive any such termination; and (ii) nothing herein shall relieve any party from liability for damages resulting from fraud or the breach of any of its representations, covenants or agreements set forth in this Agreement.
(b)    Notwithstanding anything to the contrary in this Agreement, (i) if this Agreement is terminated pursuant to Sections 7.1(f) or (g), then CABF shall, within five Business Days following the date of termination, pay to Parent the sum equal to $5,317,500.00 (the “Termination Fee”). The Termination Fee as provided in this Section 7.2(b) shall be paid to Parent by wire transfer of immediately available funds. CABF hereby waives any right to set-off or counterclaim against such amount.
(c)    Notwithstanding anything to the contrary in this Agreement, in the event that (i) an Acquisition Proposal with respect to CABF shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of CABF, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to CABF after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or CABF pursuant to Section 7.1(b) (if approval of this Agreement by CABF Shareholders has not theretofore been obtained), (B) by Parent pursuant to Section 7.1(c) or (C) by Parent or CABF pursuant to Section 7.1(h) and (iii) prior to the date that is twelve (12) months after the date of such termination CABF consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into any definitive agreement relating to a transaction of a type set forth in the definition an “Acquisition Proposal,” then CABF shall on the earlier of the date such transaction is consummated or such definitive agreement is entered into, pay to Parent the Termination Fee by wire transfer of immediately available funds.
Notwithstanding the foregoing, in no event shall CABF be required to pay a Termination Fee (a) on more than one occasion or (b) if, at the time this Agreement is terminated by Parent, this Agreement could have been terminated by CABF pursuant to Section 7.1(c) or Section 7.1(d).
ARTICLE VIII
MISCELLANEOUS
8.1    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and duly received) if delivered personally, or sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses or at such other addresses for a party as shall be specified by like notice:
(a)    if to Parent, to:
Park National Corporation
50 North Third Street, P.O. Box 3500

Newark, Ohio 43058
Attn: Brady T. Burt
Tel: 740-322-6844
with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, Ohio 45202
Attn: James J. Barresi
Tel: 513-361-1260
Fax: 513-361-1201
and
(b)    if to CABF, to:
CAB Financial Corporation
200 South Church Street
Spartanburg, South Carolina 29306
Attn: John D. Kimberly
Tel: (828) 255-5711
Fax: (828) 255-5713
with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Attn: Benjamin A. Barnhill
Tel: (864) 373-2246
Fax: (864) 373-2373
8.2    Entire Agreement. This Agreement (including the Disclosure Schedules hereto), together with the Voting and Support Agreements and the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof, constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Non-Disclosure Agreement constitute a part hereof as though set forth in full herein.
8.3    Amendments. This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties hereto.

8.4    Waivers. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any covenant, condition, breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
8.5    Binding Effect; Assignment. The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by CABF or Parent without the express prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
8.6    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Ohio, without regard to principles of conflicts of laws.
8.7    Consent to Jurisdiction.
(a)    Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court or any Ohio state court sitting in Columbus, Ohio, and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, and (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(b)    Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Ohio Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

8.8    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.
8.9    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Applicable Law.
8.10    Cumulative Remedies; Specific Performance. All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.
8.11    Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees and expenses of agents, Representatives, counsel and accountants.
8.12    Prevailing Party. In the event that any litigation between the parties hereto should arise as the result of any breach or alleged breach of this Agreement, the prevailing party in said litigation shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs (through both trial and appellate levels) from the nonprevailing party.

8.13    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), each of which shall be an original, but all of which together shall constitute one instrument.
8.14    Nonsurvival. None of the representations, warranties, covenants and agreements set forth in this Agreement other than Section 5.9 and this Section 8.14 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
[Remainder of page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and Reorganization on the day and year first above written.
Park National Corporation

By: /s/ David L. Trautman
Name: David L. Trautman
Title: Chief Executive Officer and President

CAB Financial Corporation

By:/s/ John D. Kimberly
Name: John D. Kimberly
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger and Reorganization]

Exhibit A

AGREEMENT OF MERGER
OF
CAROLINA ALLIANCE BANK
WITH AND INTO
THE PARK NATIONAL BANK

THIS AGREEMENT OF MERGER, dated as of September 12, 2018 (this “Agreement”), is made and entered into between The Park National Bank, a national banking association, and Carolina Alliance Bank, a South Carolina state chartered bank.

WITNESSETH:

WHEREAS, The Park National Bank, a national banking association with its main office located at 50 North Third Street, Newark, Ohio 43058, has authorized capital stock consisting of (i) 1,250,000 shares of common stock, par value $8.00 per share, of which 1,250,000 shares are issued and outstanding as of the date hereof and (ii) 81,920 shares of Class A non-cumulative, perpetual preferred stock, par value $1,000.00 per share, none of which are issued and outstanding as of the date hereof;

WHEREAS, Carolina Alliance Bank, duly organized and existing under the laws of South Carolina with its main office located at 200 Church Street, Spartanburg, South Carolina 29306, has authorized capital stock consisting of (i) 10,000,000 shares of common stock, par value $1.00 per share, of which 7,190,961 shares are issued and outstanding as of the date hereof and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding as of the date hereof;

WHEREAS, Park National Corporation (“PRK”) is the record and beneficial owner of all of the outstanding shares of common stock of The Park National Bank;

WHEREAS, CAB Financial Corporation (“CABF”) is the record and beneficial owner of all of the outstanding shares of common stock of Carolina Alliance Bank;

WHEREAS, PRK and CABF are parties to an Agreement and Plan of Merger and Reorganization, dated as of the date hereof, as it may be amended from time to time (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, CABF shall merge with and into PRK (the “Parent Merger”), whereby (i) the corporate existence of CABF shall cease and PRK shall continue its corporate existence under the laws of the State of Ohio as the surviving corporation in the Parent Merger and (ii) Carolina Alliance Bank shall become a wholly owned subsidiary of PRK;

WHEREAS, the respective boards of directors of The Park National Bank and Carolina Alliance Bank, acting pursuant to resolutions duly adopted, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.    THE MERGER

A.    Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Carolina Alliance Bank shall be merged with and into The Park National Bank, pursuant to the applicable laws of the United States and the applicable laws of the State of South Carolina (said transaction, the “Merger”) and the corporate existence of Carolina Alliance Bank shall cease. The Park National Bank shall continue its corporate existence as a national banking association under the laws of the United States and shall survive the Merger (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

B.    Articles of Association and Bylaws

From and after the Effective Time (as defined in Section 1.C below), the Articles of Association of The Park National Bank as in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of The Park National Bank as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

C.    Effective Time of the Merger

The Merger shall become effective at such time and date as are agreed to by The Park National Bank and Carolina Alliance Bank, subject to the approval of the Office of the Comptroller of the Currency (the “OCC”) and the South Carolina Board of Financial Institutions (the “SCBFI”), or such other time and date as shall be provided by law. The date and time of such effectiveness is herein referred to as the “Effective Time”.

D.    Effect of the Merger

All assets of the merging institutions as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time.

E.    Business of Surviving Bank

The business of the Surviving Bank after the Merger shall be that of a national banking association and shall be conducted at its main office and at all legally established branches.

F.    Directors

The directors of the Surviving Bank shall be the directors of The Park National Bank immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Bank until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

G.    Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof (a) each share of Carolina Alliance Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of The Park National Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

2.    CONDITIONS PRECEDENT

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

A.    Shareholder Approval

The Agreement shall have been ratified and confirmed by the sole shareholder of each of The Park National Bank and Carolina Alliance Bank at a meeting of each such shareholder or by written consent in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of incorporation or bylaws, or similar governing documents, or otherwise provided by law.

B.    Regulatory Approvals

The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of the OCC, the SCBFI and all other regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement, and all applicable waiting periods in respect thereof shall have expired.

C.    No Injunctions or Restraints

There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

D.    Parent Merger

The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

3.    TERMINATION AND AMENDMENT

A.    Termination

Notwithstanding the approval of this Agreement by the shareholders of The Park National Bank or Carolina Alliance Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

B.    Effect of Termination

In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of The Park National Bank or Carolina Alliance Bank, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

C.    Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

4.    MISCELLANEOUS

A.    Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

B.    Further Assurances

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Carolina Alliance Bank or otherwise carry out the provisions hereof, the proper officers and directors of Carolina Alliance Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Carolina Alliance Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

C.    Nonsurvival of Agreements

None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.

D.    Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and duly received) if delivered personally, or sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses or at such other addresses for a party as shall be specified by like notice:

if to The Park National Bank, to:

The Park National Bank
50 North Third Street, P.O. Box 3500
Newark, Ohio 43058
Attn: Brady T. Burt
Tel: 740-322-6844

with a required copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth St., Suite 1900
Cincinnati, Ohio 45202
Attention: James J. Barresi
and

if to Carolina Alliance Bank, to:

Carolina Alliance Bank
200 South Church Street
Spartanburg, South Carolina 29306
Attention: John D. Kimberly
with a required copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Attention: Benjamin A. Barnhill

E.    Governing Law; Waiver of Jury Trial

(i) This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Ohio, without regard to principles of conflicts of laws.

(ii) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court or any Ohio state court sitting in Columbus, Ohio, and (1) irrevocably submits to the exclusive jurisdiction of such courts, (2) waives any objection to laying venue in any such action or proceeding in such courts, and (3) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(iii) Each party hereby (A) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Ohio Law, (B) agrees that service of process made in accordance with clause (A) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4(D), will constitute good and valid service of process in any such action and (C) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (A) or (B) does not constitute good and valid service of process.

(iv) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(E).

F.    Successors and Assigns

This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.

G.    Counterparts

This Agreement may be executed in several counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

H.    Entire Agreement

This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that, for the avoidance of doubt, this Section 4(H) shall not be interpreted as causing the Parent Merger Agreement to be superseded or negated.

I.    Interpretation

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

J.    Specific Performance

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

K.    Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

ATTEST:        The Park National Bank

_______________________________    By________________________________
Name:        Name: David L. Trautman
Title:    Chief Executive Officer & President

ATTEST:        Carolina Alliance Bank

_______________________________    By________________________________
Name:         Name: John D. Kimberly
Title:    Chief Executive Officer & President